SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No. )

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☐	Soliciting Material Pursuant to Rule 14a-12.

Nationwide Financial Services, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 31, 2003

Nationwide Financial Services, Inc.

One Nationwide Plaza

Columbus, Ohio 43215

Dear Nationwide Financial Services, Inc. Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Nationwide Financial Services, Inc. on May 7, 2003. The meeting will begin at 1:30 p.m. at the home office of Nationwide Financial Services, Inc. located at One Nationwide Plaza, Columbus, Ohio.

Included with this letter are the official Notice of Annual Meeting of Shareholders, Proxy Statement and form of proxy. The matters listed in the Notice of Annual Meeting of Shareholders are described in detail in the Proxy Statement.

The vote of every shareholder is important. Please sign, date and promptly return your proxy to us by mail in the enclosed postage paid envelope. Alternatively, you may vote your proxy by telephone or via the Internet instead of mailing the proxy card. Please refer to the proxy card for voting instructions. Our Board of Directors and management look forward to greeting those shareholders who are able to attend.

Sincerely,

W.G. Jurgensen

Chairman of the Board and

Chief Executive Officer

NATIONWIDE FINANCIAL SERVICES, INC.

One Nationwide Plaza

Columbus, Ohio 43215

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

March 31, 2003

To the Shareholders of Nationwide Financial Services, Inc.:

The Annual Meeting of Shareholders of Nationwide Financial Services, Inc. will be held at 1:30 p.m. on May 7, 2003, at One Nationwide Plaza, Columbus, Ohio, for the following purposes:

1. Elect the Class III directors to serve until the expiration of their terms and until their successors are elected;

2. Ratify the appointment of KPMG LLP as independent auditors of the Company for the year ending December 31, 2003; and

3. Transact such other business as may properly come before the Annual Meeting of Shareholders, or any adjournments thereof.

The Board of Directors has set March 10, 2003 as the record date for the Annual Meeting of Shareholders. Shareholders of record at the close of business on March 10, 2003 are entitled to vote on the matters submitted to a vote at the Annual Meeting of Shareholders. At least ten (10) days prior to the Annual Meeting of Shareholders, a complete list of shareholders entitled to vote at the Annual Meeting of Shareholders will be available for examination in our Secretary’s office during ordinary business hours.

By Order of the Board of Directors,

Patricia R. Hatler

Executive Vice President, General Counsel and Secretary

NATIONWIDE FINANCIAL SERVICES, INC.

One Nationwide Plaza

Columbus, Ohio 43215

PROXY STATEMENT

We are providing these proxy materials in connection with the solicitation of proxies by the Board of Directors of Nationwide Financial Services, Inc. (which we refer to as “NFS” or the “Company”) to be voted at our Annual Meeting of Shareholders to be held on May 7, 2003, and at any adjournments of the meeting.

General Information About the Meeting and Voting

Q:	Where and when is the Annual Meeting of Shareholders?

A:	The Annual Meeting of Shareholders will be held at our home office at One Nationwide Plaza, Columbus, Ohio 43215 on May 7, 2003, at 1:30 p.m.

Q:	Who is receiving this mailing?

A:	Shareholders of record at the close of business on March 10, 2003 are entitled to receive this Notice of Annual Meeting of Shareholders and Proxy Statement. We mailed this Notice of Annual Meeting of Shareholders, Proxy Statement, proxy card and a copy of our Annual Report to Shareholders (which includes our Annual Report on Form 10-K) for the year ended December 31, 2002, to you on or about March 31, 2003.

Q:	Who will pay for this proxy solicitation?

A:	The Company will pay the cost of soliciting proxies.

Q:	Will I receive proxy solicitations by other means?

A:	In addition to this mailing, directors, officers and employees of NFS also may solicit proxies in person, by telephone, or by other means of communication. Our employees will not receive additional compensation for soliciting proxies, except reimbursement of reasonable out-of- pocket expenses.

We will arrange for custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of record. We will reimburse these individuals for reasonable expenses incurred in connection with forwarding proxy materials.

Q:	Who may vote at the Annual Meeting of Shareholders?

A:	The Board of Directors has set March 10, 2003 as the record date for the Annual Meeting of Shareholders. Individuals and entities holding our Class A and Class B Common Stock as of the close of business on March 10, 2003 are entitled to vote on matters submitted to a vote at the Annual Meeting of Shareholders.

Q:	What proposals will be voted on at the Annual Meeting of Shareholders?

A:	NFS shareholders will be voting to:

♦	elect the Class III directors;

♦	ratify the appointment of KPMG LLP as independent auditors of the Company for the year ending December 31, 2003; and

♦	conduct any other business that is properly presented.

Q:	What if other matters come up at the Annual Meeting of Shareholders?

A:	The matters described in this Proxy Statement are the only matters we know will be voted on at the Annual Meeting of Shareholders. If other matters are properly presented at the Annual Meeting of Shareholders, the proxy holders will vote your shares as they see fit.

Q:	How many votes am I entitled to cast?

A:	The holders of Class A Common Stock are entitled to one vote per share and the holders of Class B Common Stock are entitled to ten votes per share. All outstanding Class B Common Stock is held by Nationwide Corporation.

Q:	How many shares are outstanding?

A:	At the close of business on March 10, 2003, NFS had 56,128,539 outstanding shares of Class A Common Stock and 95,633,767 outstanding shares of Class B Common Stock. Class A and Class B Common Stock will vote together as a single class on all proposals submitted to a vote of shareholders.

Q:	Who has a controlling interest and how will they cast their votes?

A:	As of March 10, 2003, Nationwide Corporation owned all of the outstanding shares of Class B Common Stock. This represented approximately 94.4% of the combined voting control of NFS. Therefore, Nationwide Corporation controls the corporate actions that require shareholder approval. Nationwide Corporation has advised NFS that it intends to vote its shares “for” the Class III director nominees and “for” the ratification of KPMG LLP as independent auditors of the Company for the year ending December 31, 2003.

Q:	What should I do now in order to vote?

A:	You should read this Proxy Statement, decide how you want to vote on each proposal, and then vote in one of three ways. First, you may return your completed and signed proxy card to NFS by mail in the enclosed postage paid envelope as soon as possible to ensure that your shares will be represented at the Annual Meeting of Shareholders. Second, you may vote by telephone by calling 1-800-435-6710. Third, you may vote electronically via the Internet. The telephone and Internet voting procedures contained on the enclosed proxy card will specify a control number for you to authenticate that you are a shareholder of record and allow you to vote your shares.

Q:	Can I change my vote after I have returned my signed proxy card by mail, voted by telephone or voted via the Internet?

A:	Yes. You can change your vote in one of the following ways at any time before your proxy is voted at the Annual Meeting of Shareholders. First, you can revoke your proxy by written notice to the Secretary of NFS. Second, you can timely submit a new, later dated proxy card or later dated vote by telephone or via the Internet. Third, you can attend the Annual Meeting of Shareholders and vote in person.

If you are a registered shareholder of the Company, you may obtain a new proxy card by contacting Mellon Investor Services at 1-866-541-9688. If you are not a registered shareholder of the Company, you will need to contact your broker to obtain a new proxy card.

Q:	May I vote in person?

A:	If you are a shareholder of record or an individual appointed to be a proxy for a shareholder of record, you may vote in person at the meeting. If your shares are held in the name of a bank, broker or other nominee, and you wish to attend the meeting to vote in person, then you will have to contact that bank, broker or other nominee to obtain their proxy. If you obtain their proxy, you must bring that document with you to the Annual Meeting of Shareholders.

Q:	What if someone does not have discretionary authority to vote?

A:	If a broker or other shareholder of record returns a proxy indicating that they do not have discretionary authority to vote as to a particular matter then we will consider those shares broker non-votes.

Q:	How many shares must be present to hold the Annual Meeting of Shareholders?

A:	In order for us to properly conduct business at the meeting, a quorum must be present. Under our Restated Bylaws, a majority of the voting power of NFS Common Stock, present in person or represented by proxy, including abstentions and broker non-votes, constitutes a quorum for the purposes of the meeting. Abstentions occur when a shareholder abstains from voting as to a particular matter.

Q:	How many votes are required to elect the Class III director nominees?

A:	Under Section 216 of the Delaware General Corporation Law and our Restated Bylaws, directors are elected by a plurality of the votes cast at the meeting. This means that the four nominees who receive the largest number of “for” votes cast will be elected as directors.

In the election of directors, shareholders may cast votes “for” or “withhold” votes. Shareholder votes that are withheld will not be included in the vote and will not affect the outcome.

Q:	How many votes are required to ratify KPMG LLP as independent auditors of the Company for the year ending December 31, 2003?

A:	The proposal to ratify KPMG LLP as independent auditors of the Company for the year ending December 31, 2003 requires that a majority of the shares present in person or by proxy at the Annual Meeting of Shareholders vote “for” the proposal.

Q:	What are the voting recommendations of the Board?

A:	The Board is soliciting your proxy and recommends a vote for each of the Class III director nominees and for the ratification of KPMG LLP as independent auditors of the Company for the year ending December 31, 2003.

If you return a properly signed proxy card but do not indicate how your shares should be voted, the proxies will vote your shares for the nominees for Class III directors, for the ratification of KPMG LLP as independent auditors of the Company for the year ending December 31, 2003, and in their discretion upon any other matters that may properly come before the Annual Meeting of Shareholders or any adjournments.

Q:	What if I have a question to be asked at the Annual Meeting of Shareholders?

A:	You may ask a question at the Annual Meeting of Shareholders by following the Rules of Conduct established for and distributed at the Annual Meeting of Shareholders.

Q:	The proxy card asks for my consent to future delivery of proxy statements and other materials electronically. What does this mean?

A:	Instead of receiving paper copies of our annual reports, proxy statements, prospectuses and other shareholder communications, you may elect to receive these documents electronically via the Internet at a webpage which will be disclosed to you. Opting to receive these documents electronically will save the Company the cost of producing and mailing documents to you. If you are a shareholder of record and vote by telephone or via the Internet, simply follow the prompts to consent to electronic delivery. If you are a shareholder of record and vote by returning your proxy card, please mark the appropriate box on the card to consent to electronic delivery.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of twelve directors divided into three classes, I, II and III. At each Annual Meeting of Shareholders, directors will be elected for a three-year term to succeed the directors whose terms are expiring. At this year’s Annual Meeting of Shareholders, four Class III directors will be elected to hold office until the 2006 Annual Meeting of Shareholders and until their successors are elected. Joseph J. Gasper, W.G. Jurgensen, Lydia M. Marshall and David O. Miller are the nominees for Class III directors. Each currently serves as a Class III director of the Company and has agreed to continue to serve if elected.

Information regarding the Class I and Class II directors who will continue in office after the Annual Meeting of Shareholders until the expiration of their terms as well as the nominees for the Class III directors is listed below:

NOMINEES FOR CLASS III DIRECTORS

Name	Age	Director Since	Year Term Will Expire[1]
Joseph J. Gasper	59	November 1996	2006
W.G. Jurgensen	51	May 2000	2006
Lydia M. Marshall	54	February 1997	2006
David O. Miller	64	November 1996	2006

[1]	The year their term will expire if elected at the Annual Meeting of Shareholders in 2003.

CLASS I DIRECTORS

Name	Age	Director Since	Year Term Will Expire
James G. Brocksmith, Jr.	62	April 1997	2004
Henry S. Holloway	70	November 1996	2004
James F. Patterson	61	November 1996	2004
Gerald D. Prothro	60	February 1997	2004

CLASS II DIRECTORS

Name	Age	Director Since	Year Term Will Expire
Joseph A. Alutto	61	May 2002	2005
Donald L. McWhorter	67	February 1997	2005
Arden L. Shisler	61	November 1996	2005
Alex Shumate	52	May 2002	2005

The Board of Directors recommends that shareholders

vote FOR all of the Class III nominees for election as directors.

Biograpical Information

W.G. Jurgensen has been Chairman of the Board and Chief Executive Officer of the Company since January 2001, Chief Executive Officer from August 2000, Chief Executive Officer-Elect from May to August 2000 and a director of the Company since May 2000. He has also been Chief Executive Officer of Nationwide Mutual Insurance Company (“Nationwide Mutual”), Nationwide Mutual Fire Insurance Company (“Nationwide Mutual Fire”), Nationwide Life Insurance Company (“Nationwide Life”) and Nationwide Life and Annuity Insurance Company (“Nationwide Life and Annuity”), since August 2000, Chief Executive Officer-Elect from May to August 2000 and a director of Nationwide Mutual, Nationwide Mutual Fire and Nationwide Life since May 2000. Mr. Jurgensen has been Chairperson of the Board, Chief Executive Officer and a director of Nationwide Life Insurance Company of America and Nationwide Life and Annuity Company of America since October 2002. He also serves as a director of several other companies within Nationwide, which is comprised of the Company, Nationwide Mutual, Nationwide Mutual Fire and all of their respective subsidiaries and affiliates (collectively, “Nationwide”). Previously, he was Executive Vice President of Bank One Corporation from 1998 to 2000. Mr. Jurgensen was Executive Vice President of First Chicago NBD Corporation and Chairman of FCC National Bank from 1996 to 1998. Mr. Jurgensen has been a director of ConAgra Foods, Inc., a producer and marketer of food products, since August 2002.

Joseph J. Gasper has been President and Chief Operating Officer of the Company since December 1996 and a director of the Company since November 1996. Mr. Gasper has been President and Chief Operating Officer and a director of Nationwide Life and Nationwide Life and Annuity since April 1996. Mr. Gasper has been Vice Chairperson of the Board and director of Nationwide Life Insurance Company of America and Nationwide Life and Annuity Company of America since October 2002. He also serves as a director of several other Nationwide companies. Previously, he was Executive Vice President—Property and Casualty Operations of Nationwide Mutual and Nationwide Life from April 1995 to April 1996. He was Senior Vice President—Property and Casualty Operations of Nationwide Mutual and Nationwide Life from September 1993 to April 1995. Prior to that time, Mr. Gasper held various management positions in other Nationwide companies.

Joseph A. Alutto has been a director of the Company, Nationwide Life and Nationwide Life and Annuity since May 2002. Mr. Alutto has been Dean of the Fisher College of Business at The Ohio State University since March 1991. He has been a director of United Retail Group, Inc., a retailer of women’s apparel and accessories, since December 1992 and a director of Barristers Global Services Networks, Inc., a provider of computer support services, since November 2000.

James G. Brocksmith, Jr. has been a director of the Company since April 1997, and a director of Nationwide Life and Nationwide Life and Annuity since May 2002. Mr. Brocksmith retired from KPMG LLP in January 1997, where he was Deputy Chairman and Chief Operating Officer. Mr. Brocksmith was employed at KPMG LLP for 32 years. He has been a director of Worthington Industries, a diversified metal processing company, since February 2003; Alberto-Culver Company, a manufacturer and marketer of consumer products, since October 2002; a director of Sempra Energy, a designer and implementer of energy solutions for businesses, governments and institutions, since October 2001; and a director of AAR Corporation, a supplier to the aviation/aerospace industry, since January 2001.

Henry S. Holloway has been a director of the Company since November 1996, and a director of Nationwide Life and Nationwide Life and Annuity since May 2002. Mr. Holloway has been a farm owner and operator in Darlington, Maryland, since 1959. He served as Chairman of the Board of Nationwide Life, Nationwide Life and Annuity and Nationwide Corporation and served on the board of directors of several other Nationwide companies until his retirement from those positions in April 1998. He is also a director of the Forest Hill State Bank.

Lydia M. Marshall has been a director of the Company since February 1997, and a director of Nationwide Life and Nationwide Life and Annuity since May 2002. Ms. Marshall has been Chair and Chief Executive Officer of Versura Inc., an Internet-based service provider to financial institutions, colleges and universities, since October 1999. Previously, she was Managing Director of Rockport Capital Incorporated from 1997 to

1999, and Executive Vice President—Marketing of the Student Loan Marketing Association (“Sallie Mae”) from 1993 to 1997. Prior to that time, Ms. Marshall held several positions with Sallie Mae and Citicorp. Ms. Marshall has been a director of Nationwide Mutual, Nationwide Mutual Fire and Nationwide Corporation since October 2001, and also serves as a director of Scottsdale Insurance Company (“Scottsdale”), a subsidiary of Nationwide Mutual.

Donald L. McWhorter has been a director of the Company since February 1997, and a director of Nationwide Life and Nationwide Life and Annuity since May 2002. Mr. McWhorter retired from Banc One Corporation in April 1995 after serving as President and Chief Operating Officer since April 1992. Previously he was Chairman and Chief Executive Officer of Banc One Ohio Corporation from July 1989 to April 1992. Prior to that time, Mr. McWhorter held other positions with Banc One.

David O. Miller has been a director of the Company since November 1996, and a director of Nationwide Life and Nationwide Life and Annuity since May 2002. Mr. Miller has been a land and apartment developer since 1962. He is the President of Owen Potato Farm, Inc. and is a partner of Newark Properties LTD. Previously, Mr. Miller was a partner of M&M Enterprises in Licking County, Ohio, from 1974 to 2001. He served as Chairman of the Board of Nationwide Life, Nationwide Life and Annuity and Nationwide Corporation from April 1998 to May 2001. Mr. Miller serves on the board of directors of several other Nationwide companies and as Chairman of the Board of Scottsdale.

James F. Patterson has been a director of the Company since November 1996, and a director of Nationwide Life and Nationwide Life and Annuity since May 2002. Mr. Patterson has operated the Patterson Fruit Farm in Chesterland, Ohio, since 1964 and has been the President of Patterson Farms, Inc. since December 1991. He has served as director and Vice Chairman of Nationwide Mutual, Nationwide Mutual Fire and Nationwide Corporation since April 2001. He formerly served as Chairman of the Board of Nationwide Mutual Fire and currently serves on the board of directors of several other Nationwide companies.

Gerald D. Prothro has been a director of the Company since February 1997, and a director of Nationwide Life and Nationwide Life and Annuity since May 2002. Mr. Prothro has been Managing Director of IKT Investments, Ltd. since December 2000. Mr. Prothro was Senior Vice President and Chief Technology Officer at BroadStream Communications Corporation from May 1999 to December 2000. Previously, he was Managing Director of IKT, Inc. from July 1998 to May 1999. He retired from International Business Machines (“IBM”) Corporation after nearly 30 years of service. Mr. Prothro held executive positions with IBM including Vice President for Corporate Strategy, Vice President and IBM Chief Information Officer, and IBM Director and Secretary of the Corporate Management Committee.

Arden L. Shisler has been a director of the Company since November 1996, and a director of Nationwide Life and Nationwide Life and Annuity since May 2002. Mr. Shisler has been consultant to K & B Transport, Inc., a trucking firm in Dalton, Ohio, since January 2003. Previously he was President and Chief Executive Officer of K & B Transport, Inc. from January 1992 to January 2003, and Chief Operating Officer from April 1986 to January 1992. He is a director and Chairman of the Board of Nationwide Mutual, Nationwide Mutual Fire and Nationwide Corporation. He serves as trustee for the following registered investment companies: Gartmore Mutual Funds since February 2000 and Gartmore Variable Insurance Trust since July 2000. Mr. Shisler also serves on the boards of several other Nationwide Companies.

Alex Shumate has been a director of the Company, Nationwide Life and Nationwide Life and Annuity since May 2002. Mr. Shumate has been a partner of the law firm of Squire, Sanders and Dempsey since February 1988 and Managing Partner of its Columbus office since 1991. He has been a director of The Limited, Inc., a retailer of women’s and men’s apparel and personal care products, since 1996, and a director of Wm. Wrigley Jr. Company, a provider of consumer foods, since 1998.

The Executive Officers’ biographical sketches in the Company’s Annual Report on Form 10-K for year ended December 31, 2002, are hereby incorporated by reference.

The Board of Directors and Its Committees

The full Board of Directors met nine (9) times during 2002. The Board of Directors has the following standing committees, an Audit Committee (the “Audit Committee”), a Compensation Committee (the “Compensation Committee”), a Governance Committee (the “Governance Committee”), a Finance Committee (“Finance Committee”) and an Officer Election Committee (“Officer Election Committee”). The Governance Committee serves as the nominating committee.

Audit Committee

The Audit Committee consists of four directors, none of whom is an officer or employee of the Company. The members of the Audit Committee are independent as defined by the New York Stock Exchange (“NYSE”) listing standards. The Audit Committee appoints independent auditors, subject to shareholder approval, to perform an annual independent audit of the Company’s books and records, reviews the activities of the independent auditors and reports the results of such review to the Board of Directors. It operates under a written charter approved by the Board of Directors. Ms. Marshall and Messrs. Alutto, Brocksmith, and Prothro are members of the Audit Committee. The Audit Committee met five (5) times during 2002. For more information regarding the activities of the Audit Committee, see the Audit Committee Report later in this Proxy Statement.

Compensation Committee

The Compensation Committee consists of four directors, none of whom is an officer or employee of the Company. The Compensation Committee, as authorized by the Board of Directors, makes determinations with respect to certain cash and non-cash compensation to officers, directors and employees of the Company and its affiliates including grants and awards under the Second Amended and Restated Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan (the “NFS LTEP”) and the Nationwide Financial Services, Inc. Senior Executive Incentive Plan (the “SEIP”). It operates under a written charter approved by the Board of Directors. Messrs. Brocksmith, McWhorter, Miller and Prothro are the members of the Compensation Committee. The Compensation Committee met eleven (11) times during 2002.

Governance Committee

The Governance Committee consists of five directors, none of whom is an officer or employee of the Company, and is responsible for identifying and recommending candidates for election as directors of the Company. It operates under a written charter approved by the Board of Directors. For a discussion of how shareholders may nominate individuals for election to the Board of Directors, please turn to the section of this Proxy Statement entitled “Proposals by Shareholders for the 2004 Annual Meeting.” The Governance Committee will also consider other issues related to corporate governance. Messrs. Brocksmith, McWhorter, Miller, Patterson and Shisler are the members of the Governance Committee. The Governance Committee met seven (7) times during 2002.

Finance Committee

The Finance Committee consists of four directors, none of whom is an officer or employee of the Company. The Finance Committee is responsible for reviewing the investments, significant financial transactions and financial status of the Company. The Board of Directors has approved the written charter of the Finance Committee. Messrs. Holloway, McWhorter, Patterson and Shumate are the members of the Finance Committee, which met three (3) times during 2002.

Officer Election Committee

The Officer Election Committee consists of a single member, W.G. Jurgensen. The Board of Directors has, by resolution, delegated to the Officer Election Committee the authority to elect officers of the Company, other than senior vice presidents and more senior officers. The Officer Election Committee did not act during 2002.

Governance Guidelines

The Board of Directors of NFS, upon recommendation of the Governance Committee, adopted Governance Guidelines on March 5, 2003. The Governance Guidelines address the responsibilities, operations and compensation of the Board of Directors. They also provide for an annual self-evaluation of the effectiveness of the Board of Directors and its committees.

The Governance Guidelines also address the qualifications for membership on the Board, outlining the process for identifying and selecting candidates for election or re-election to the Board. The goal, as identified in the Governance Guidelines, is to create a board which has, as a whole, the skills and background necessary to help NFS deal with the challenges it faces. The Governance Guidelines provide that directors are not eligible for re-election after attaining age 70.

The Governance Guidelines prohibit directors from serving on the boards of directors of more than three other public companies, or on the audit committee of more than two other public companies, unless the Board of Directors determines that such simultaneous service would not impair the ability of the director to effectively serve on the NFS Board of Directors or Audit Committee, as applicable. Any determination by the Board of Directors approving of service on more than three public company audit committees will be disclosed in the annual Proxy Statement. Currently, Mr. Brocksmith serves on the board of directors and audit committee of four other public companies. The Board of Directors has determined that such service will not impair his ability to effectively serve on the NFS Board of Directors and Audit Committee.

Additional Governance Policies

Upon recommendation of the Governance Committee, on March 5, 2003 the Board of Directors of the Company adopted several governance policies reflecting the Governance Committee’s ongoing review of the Company’s governance structures, as well as policies to implement the requirements of the Sarbanes-Oxley Act of 2002 and the proposed NYSE listing standards. Among the new policies adopted by the Board of Directors is a process for:

♦	determining which member(s) of the Audit Committee qualify as an audit committee financial expert;

♦	conducting the annual evaluation of the effectiveness of the Board of Directors and its committees; and

♦	conducting the annual evaluation of the independence of each Board and committee member pursuant to the Company’s Policy on Director Independence.

Further, the Board of Directors adopted a revised version of the Nationwide Code of Conduct and Business Practices. As required, the code contains written standards designed to deter wrongdoing and to promote: honest, ethical conduct including ethical handling of conflicts; full, fair, accurate, timely and understandable disclosure in regulatory reports and public communications; compliance with laws, rules and regulations; prompt internal reporting of violations of the code; and accountability for adherence to the code.

Director Attendance

During fiscal year 2002, all directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees of the Board of Directors on which they served.

Director Compensation

Members of the Board of Directors who are employees of the Company or its affiliates are not compensated for service on the Board of Directors or any of its committees. Directors of the Company who are not employees of the Company or its affiliates annually receive a cash retainer of $27,500, a stock retainer consisting of a grant of shares of our Class A Common Stock having a value of $27,500 and a stock option grant valued at $45,000 for service on the Board and any of its committees. The retainers are paid in monthly installments. The stock option grant was made on February 26, 2002 and had an exercise price of $40.84, which was equal to the fair market value of the Class A Common Stock on that date. One-third of the options granted become exercisable on each of the first three anniversary dates of the grant and the grants have a ten-year term. In addition, the non-employee directors receive a cash payment of $1,500 per meeting attended; committee chairmen receive an additional $500 per committee meeting, and all directors are reimbursed for reasonable travel expenses incurred in attending meetings. An additional retainer of $15,000 is payable in cash to the members of special committees if and when such committees are established by the Board of Directors. Directors may elect annually to defer any or all of their cash compensation for Board service. Amounts deferred earn a return equivalent to the rate of return on selected investment choices offered under the Nationwide Board of Directors’ Deferred Compensation Plan.

Prior to 2002, if a non-employee director of the Board did not receive life, accident, health and dental insurance benefits (“Welfare Benefits”) as a result of service on the board of another Nationwide company, the Company would provide such Welfare Benefits. In 2001, directors receiving Welfare Benefits could elect to waive future access to some or all of the Welfare Benefits and instead elect to receive annual stock options with a maximum value of $5,000, which is the maximum cost of the coverage waived. Non-employee directors first elected after 2001 and non-employee directors who are also Nationwide Mutual board members will not receive Welfare Benefits, but instead will receive a stock option grant each year with a $5,000 value.

Nationwide Mutual and certain of its subsidiaries and affiliates maintain the Nationwide Board of Directors Non-Elective Deferred Compensation Plan for non-employee members of their boards of directors. Following termination of his or her service on the boards of directors, each director serving on the board of directors of a participating Nationwide company as of September 10, 2001, is entitled to elect to receive monthly payments equal to any of the following: (i) the monthly director’s fee as of September 10, 2001, increased by 3% for each additional year of service on the board, for the number of months the individual served on the board of directors; (ii) the monthly director’s fee as of September 10, 2001, for the number of months the individual had served on the board of directors as of that date; or (iii) a credit to a deferred compensation account of an amount equal to the present value of (ii). Each director electing (ii) or (iii) will also receive a monthly credit to a deferred compensation account. Accounts are credited with deferrals and earnings based on the net investment return of the participants’ investment choices. Messrs. Miller, Patterson and Shisler, who are non-employee members of the Board of Directors, are also non-employee members of the Board of Directors of Nationwide Mutual (“Mutual Board”) and are entitled to such payments. Mr. Holloway, who is also a non-employee member of the Board of Directors, is a former non-employee member of the Mutual Board and is entitled to such payment.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The salaries and benefits of certain officers and employees of the Company and its subsidiaries, including some of the executive officers named in the table below, will be paid by Nationwide Mutual and reimbursed in accordance with the terms of the Amended and Restated Cost Sharing Agreement. See the section of this Proxy Statement entitled “Certain Relationships and Related Transactions” for a description of the Amended and Restated Cost Sharing Agreement.

The following table provides certain information concerning compensation received by the Company’s Chairman of the Board and Chief Executive Officer and the four other most highly paid executive officers in 2002. It includes information for the fiscal years ended December 31, 2002, 2001 and 2000 for services rendered to the Company and its subsidiaries.

SUMMARY COMPENSATION TABLE

Long-Term Compensation
		Annual Compensation			Award		Payouts
Name and Principal Position	Year	Salary $	Bonus $	Other Annual Compensation $	Restricted Stock Award(s) $	Securities Underlying Options/ SARs (#)	LTIP Payouts $	All Other Compensation $
W.G. Jurgensen: Chairman of the Board and Chief Executive Officer [1]	2002 2001 2000	293,538 277,682 230,290	605,938 [2] — 951,660 [4]	[5] [5] [5]	690,221 [6] — 700,000	92,663[8] 187,119 [8] 210,000	175,126 [9] — —	83,364 [10] 27,186 7,235

Joseph J. Gasper: President and Chief Operating Officer	2002 2001 2000	725,000 718,269 634,499	534,700 [2] 246,500 [3] 1,132,145 [4]	[5] [5] [5]	712,058 [6] 2,282,837 [7] 1,077,500	95,589[8] 77,643 [8] 76,100	144,222 [9] — —	43,517 [10] 58,310 45,876

Richard A. Karas: Senior Vice President — Sales — Financial Services	2002 2001 2000	400,000 386,539 339,231	139,900 [2] 140,700 [3] 317,791 [4]	[5] [5] [5]	154,030 [6] 399,656 [7] 202,031	20,679[8] 12,325 [8] 15,000	39,994 [9] — —	18,300 [10] 21,129 23,108

Mark D. Phelan: Senior Vice President — Technology & Operations	2002 2001 2000	318,808 297,154 —	209,900 [2] 134,000 [3] —	[5] [5] —	139,111 [6] — —	18,676[8] 30,785 [8] 10,400	39,994 [9] — —	15,564 [10] 7,072 —

Mark R. Thresher: Senior Vice President — Chief Financial Officer	2002 2001 2000	319,231 293,269 262,622	139,100 [2] 134,000 [3] 274,142 [4]	[5] [5] [5]	139,111 [6] 399,656 [7] 140,075	18,676[8] 12,035 [8] 11,400	39,994 [9] — —	15,576 [10] 17,030 15,806

[1]	Figures in the Summary Compensation Table, other than under Restricted Stock Awards, Securities Underlying Options/SARs and All Other Compensation, represent compensation received by Mr. Jurgensen for his services rendered to the Company and its subsidiaries as allocated pursuant to the Amended and Restated Cost Sharing Agreement.

[2]	Represents the amount paid to executive officers under the SEIP in 2003 for the 2002 award year, except the amount paid to Mr. Jurgensen, which includes $450,000 paid under the SEIP and $155,938 paid by the Company to Mr. Jurgensen in his role as the CEO of Nationwide and the amount paid to Mr. Phelan includes a $75,600 special bonus for performance over an 18-month period which was paid in 2002.

[3]	Represents the amount paid to executive officers under the SEIP in 2002 for the 2001 award year.

[4]	Represents the amount paid to executive officers under the Performance Incentive Plan (“PIP”) in 2001 for the 2000 award year.

[5]	Aggregate perquisites and other personal benefits are less than the lower of $50,000 or 10% of combined salary and bonus.

[6]	Valued at fair market value on the date of grant. Restricted stock granted in 2002 will vest on April 9, 2005. Annual grants under the NFS LTEP in 2002 were given to all named executive officers. Such awards were made in the form of restricted stock and stock options. The following is the aggregate number of shares and value of restricted stock held at the end of the 2002 fiscal year for: Mr. Jurgensen — 40,267 shares at a value of $1,153,650; Mr. Gasper — 109,300 shares at a value of $3,131,445; Mr. Karas — 20,282 shares at a value of $581,079; Mr. Phelan — 3,077 shares at a value of $88,156; Mr. Thresher — 17,652 shares at a value of $505,730.

[7]	Valued at fair market value on the date of grant. Restricted stock granted in 2001 will vest on February 6, 2004.

[8]	The 2001 totals include options received in 2002 in lieu of all or a portion of the SEIP cash award for the 2001 award year. The Compensation Committee chose to deliver a portion of the short-term cash awards as long-term awards of stock options. These options were exercisable on the date of grant. The amount delivered was as follows: Mr. Jurgensen — 48,719 stock options, Mr. Gasper — 41,943 stock options, Mr. Karas — 6,075 stock options, Mr. Phelan — 5,785 stock options and Mr. Thresher — 5,785 stock options. The totals also include annual grants of stock options under the NFS LTEP.

[9]	Figures reflect the amount credited for 2002 to the deferred compensation account maintained for the participant pursuant to the Nationwide Economic Value Incentive Plan (“NEV Plan”). This plan was discontinued effective December 31, 2002; however a Nationwide Economic Value (“NEV”) performance metric will be included in a future long-term incentive opportunity. The carry-forward balances related to each participant’s account (“NEV Plan Account”) were forfeited as of December 31, 2002. For a description of the NEV Plan, see the Description of Compensation Plans that begins on page 25 of this Proxy Statement.

[10]	Represents contributions made or credited by the Company for 2002 under the Nationwide Savings Plan and the Nationwide Supplemental Defined Contribution Plan. The following are the amounts for the Nationwide Savings Plan and the Nationwide Supplemental Defined Contribution Plan: Mr. Jurgensen — $5,100 for the Nationwide Savings Plan and $78,264 for the Nationwide Supplemental Defined Contribution Plan; Mr. Gasper — $5,100 for the Nationwide Savings Plan and $38,417 for the Nationwide Supplemental Defined Contribution Plan; Mr. Karas — $5,100 for the Nationwide Savings Plan and $13,200 for the Nationwide Supplemental Defined Contribution Plan; Mr. Phelan — $5,100 for the Nationwide Savings Plan and $10,464 for the Nationwide Supplemental Defined Contribution Plan; and Mr. Thresher — $5,100 for the Nationwide Savings Plan and $10,476 for the Nationwide Supplemental Defined Contribution Plan.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

	Individual Grants
Name	Number of Securities Underlying Options/SARs Granted #	% of Total Options Granted to Employees In Fiscal Year	Exercise or Base Price per share $	Expiration Date	Grant Date Present Value[3] $
W.G. Jurgensen	92,663[1],2	4.9%	45.21	04/09/2012	1,706,852
Joseph J. Gasper	95,589[1],2	5.1%	45.21	04/09/2012	1,760,749
Richard A. Karas	20,679[1],2	1.1%	45.21	04/09/2012	380,907
Mark D. Phelan	18,676[1],2	1.0%	45.21	04/09/2012	344,012
Mark R. Thresher	18,676[1],2	1.0%	45.21	04/09/2012	344,012

[1]	Excludes options granted in 2002 in lieu of all or a portion of the SEIP cash awards for the 2001 award year that were reported in the Proxy Statement for the 2002 Annual Meeting of Shareholders. These options were exercisable on the date of grant. The amounts delivered were as follows: Mr. Jurgensen — 48,719 stock options, Mr. Gasper — 41,943 stock options, Mr. Karas — 6,075 stock options, Mr. Phelan — 5,785 stock options and Mr. Thresher — 5,785 stock options.

[2]	One-third of the options reflected herein become exercisable on each of the first three anniversary dates of the grant. Options may be accelerated upon a change of control or certain other events of termination of employment.

[3]	The estimated grant date present value dollar amounts in this column are the result of calculations made using the Black-Scholes model, a theoretical method for estimating the present value of stock options based on a complex set of assumptions. The material assumptions and adjustments incorporated in the Black-Scholes model used to estimate the value of these options include the following:

♦	An exercise price on the options equal to the fair market value of the underlying stock on the date of the grant, as listed in the table.

♦	The rate available at the time the grant was made on zero-coupon U.S. Government issues with a remaining term equal to the expected life. The risk-free rate used for the April 9, 2002 grant was 4.65%.

♦	Dividends at a rate of $0.48 per share for the April 9, 2002 grant, representing the annualized dividends paid on shares of Common Stock at the date of grant.

♦	An option term before exercise of five years, which represents the typical period that options are held prior to exercise.

♦	Volatility of the stock price of 43.4% for the April 9, 2002 grant, reflecting the average daily stock price volatility since the Company’s initial public offering on March 6, 1997.

♦	No adjustments were made for vesting requirements, non-transferability or risk of forfeiture.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR-END OPTION/SAR VALUES

Name	Shares Acquired on Exercise #	Value Realized $	Number of Securities Underlying Unexercised Options/SARs at FY-End (#) Exercisable/Unexercisable	Value of Unexercised In-The-Money Options at FY-End Exercisable/ Unexercisable $
W.G. Jurgensen	—	—	218,852/270,930	80,600/55,900
Joseph J. Gasper	—	—	250,076/144,756	241,380/43,441
Richard A. Karas	—	—	80,558/29,846	68,625/8,563
Mark D. Phelan	—	—	28,551/38,810	11,873/5,937
Mark R. Thresher	—	—	42,718/26,643	13,015/6,508

Pension Plans

Retirement Plan

Nationwide maintains a qualified defined-benefit plan called the Nationwide Retirement Plan (“NRP”), which was restated effective January 1, 2002 to add an Account Balance feature. In general, the executive officers named in the Summary Compensation Table and other participants of NFS will receive an annual retirement benefit under the Nationwide Retirement Plan equal to the greater of the Final Average Pay (if applicable) or Account Balance formulas as described below:

The Final Average Pay (“FAP”) Formula

The FAP formula is computed as follows:

♦	1.25% of the participant’s Final Average Compensation (defined below) times years of service (to a maximum of 35 years); plus

♦	0.50% of the participant’s Final Average Compensation (defined below) in excess of Social Security Covered Compensation (defined below) times years of service (to a maximum of 35 years).

With respect to Messrs. Karas, Gasper, Phelan and Thresher, because their compensation is allocated solely to the Company and its subsidiaries, covered compensation includes the compensation listed under the headings Salary and Bonus shown in the Summary Compensation Table. Covered compensation for Mr. Jurgensen includes the amount set forth under the headings Salary and Bonus shown in the Summary Compensation Table and additional compensation amounts received for services rendered and allocated to other Nationwide companies.

The definition of Final Average Compensation changed on January 1, 1996. For service earned prior to that date, Final Average Compensation is the average of the highest three consecutive covered compensation amounts of the participant in the participant’s last 10 years of service. For service earned since 1995, Final Average Compensation is the average of the highest five consecutive covered compensation amounts of the participant in the participant’s last 10 years of service. Covered compensation, for purposes of determining Final Average Compensation under either method, is calculated on a calendar-year basis and includes compensation from any Nationwide company.

Social Security Covered Compensation means the average of the Social Security wage bases in effect during the 35-year period ending with the last day of the year the participant attains Social Security retirement age. The portion of a participant’s benefit attributable to years of service with certain Nationwide companies credited prior to 1996 is also subject to post-retirement increases following the commencement of benefits or the participant’s attainment of age 65, whichever is later. New hires and rehires on or after January 1, 2002 are not eligible for the FAP formula.

Account Balance Formula

The Account Balance formula was added for all employees effective as of January 1, 2002. The notional account under this formula is comprised of the following components:

♦	Opening Balance Amount: The accrued benefit was determined under the FAP formula as of December 31, 2001. This accrued benefit was then converted into a lump sum that reflected the current value of that benefit; plus

♦	Pay Credits: Amounts added to the account every pay period based on the participant’s years of service and compensation. The pay credits range from 3% of pay if the participant has up to 35 months of service (plus 3% of pay over the social security wage base of $84,900 in 2002) to 6% of pay for those with over 15 years of service (plus 4% of pay over the social security wage base of $84,900 in 2002); plus

♦	Interest Credits: Interest amounts added to the account on a biweekly basis based on the applicable interest rate established by law. Historically, the 30-year Treasury bill rate in effect from the second month preceding the current quarter has been used as the interest rate.

A participant becomes fully vested after the completion of five years of vesting service. The NRP allows a participant the option of receiving their retirement plan benefit at any age – provided that they have at least five years of service when they leave Nationwide. If a participant leaves Nationwide at termination before age 65 years and decides to receive benefits before age 65, the monthly benefit amount earned will be reduced due to the longer payout period. A pre-retirement death benefit is payable to:

♦	a participant’s spouse; or

♦	under certain circumstances, the named beneficiary of an active participant.

The NRP also provides for the funding of retiree medical benefits under Section 401(h) of the Internal Revenue Code.

Excess and Supplemental Plans

Nationwide maintains an unfunded, nonqualified defined-benefit excess benefit plan called the Nationwide Excess Benefit Plan. Nationwide also maintains an unfunded, nonqualified defined-benefit supplemental benefit plan called the Nationwide Supplemental Retirement Plan. Any participant of Nationwide or the Company, whose benefits are limited under the Nationwide Retirement Plan by reason of limitations under Internal Revenue Code Section 415 on the maximum benefit that may be paid under the Nationwide Retirement Plan will receive, under the Nationwide Excess Benefit Plan, that portion of the benefit that he or she would have been entitled to receive under the Nationwide Retirement Plan in the absence of such limitations. Officers who earn in excess of the limit on compensation set forth in Internal Revenue Code Section 401(a)(17) annually, who have at least five years of vesting service, and whose benefits under the Nationwide Retirement Plan are limited by reason of certain other limitations under the Internal Revenue Code, may receive benefits under the Nationwide Supplemental Retirement Plan. Benefits under the Nationwide Supplemental Retirement Plan will be:

♦	1.25% of the participant’s Final Average Compensation (as defined previously) times years of service (up to a maximum of 40 years); plus

♦	0.75% of the participant’s Final Average Compensation (as defined previously) in excess of Social Security Covered Compensation (as defined previously) times years of service (up to a maximum of 40 years); less

♦	benefits accrued under the Nationwide Retirement Plan and the Nationwide Excess Benefit Plan.

For individuals participating in the Nationwide Supplemental Retirement Plan on January 1, 1999, benefits vest at the same time as benefits vest under the Nationwide Retirement Plan. Benefits under the Nationwide Excess Benefit Plan vest at the same time as benefits vest under the Nationwide Retirement Plan. Benefits for all other participants in the Nationwide Supplemental Retirement Plan vest over a period of five years of participation in that plan.

The chart below uses the Final Average Pay formula and indicates the estimated maximum annual retirement benefits that a hypothetical participant would be entitled to receive under the Nationwide Retirement Plan, including payments made under the Nationwide Excess Benefit Plan and Nationwide Supplemental Retirement Plan, computed on a straight-life annuity basis, if retirement occurred at age 65 and the number of credited years of service and Final Average Compensation (as defined previously) equaled the amounts indicated. For purposes of the chart, it is assumed that the Final Average Compensation is the same whether measured over the three-year averaging period that applies to service accumulated prior to 1996 or the five-year period that applies to service accumulated after 1995. In actual operation, the total benefit received under the Nationwide Retirement Plan (including payments made under the Nationwide Excess Benefit Plan and Nationwide Supplemental Retirement Plan) would be the total of the benefit determined based on years of service earned under each method. We have not shown the Account Balance formula computations in the chart below because we believe that using the Final Average Pay formula will result in higher amounts.

PENSION PLAN TABLE

	Years of Service
Final Average Compensation	15	20	25	30	35
$ 125,000	$29,854	$39,806	$49,757	$59,708	$69,660
150,000	36,417	48,556	60,695	72,833	84,972
175,000	42,979	57,306	71,632	85,958	100,285
200,000	55,563	74,083	92,604	111,125	129,646
225,000	63,063	84,083	105,104	126,125	147,146
250,000	70,563	94,083	117,604	141,125	164,646
300,000	85,563	114,083	142,604	171,125	199,646
350,000	100,563	134,083	167,604	201,125	234,646
400,000	115,563	154,083	192,604	231,125	269,646
450,000	130,563	174,083	217,604	261,125	304,646
500,000	145,563	194,083	242,604	291,125	339,646
700,000	205,563	274,083	342,604	411,125	479,646
900,000	265,563	354,083	442,604	531,125	619,646
1,100,000	325,563	434,083	542,604	651,125	759,646
1,300,000	385,563	514,083	642,604	771,125	899,646
1,500,000	445,563	594,083	742,604	891,125	1,039,646
1,700,000	505,563	674,083	842,604	1,011,125	1,179,646

All executive officers named in the Summary Compensation Table have a portion or all of their benefits calculated based on the post-1995 definition of Final Average Compensation. As of December 31, 1995, the number of credited years of service under the Nationwide Retirement Plan for Messrs. Gasper and Karas was 29.5 years and 31.5 years, respectively. Messrs. Gasper and Karas have earned additional years of service since 1996. Messrs. Phelan and Thresher began participation in the Retirement Plan in 1999 and 1997, respectively. Mr. Jurgensen became eligible to participate in the Retirement Plan in 2001, but is entitled, pursuant to an agreement with Nationwide Mutual, to a retirement benefit of 4% of his highest five-year average compensation for each full or partial year of service with Nationwide, to a maximum of 16.25 years, if he completes at least five years of service or becomes entitled to severance benefits under the agreement. For purposes of such agreement, Mr. Jurgensen’s highest five-year average compensation is the greater of the average of his salary and annual incentive compensation over the five-year period, or the period of his employment by Nationwide. This benefit is reduced by the benefits received under the Nationwide Retirement Plan, Nationwide Excess Benefit Plan and Nationwide Supplemental Retirement Plan, as well as any benefit received under any defined benefit pension plans maintained by Mr. Jurgensen’s prior employers, and will be paid by Nationwide Mutual (not the Nationwide Retirement Plan). After 1995, the benefit of each executive officer named in the Summary Compensation Table will be calculated under the post-1995 five-year definition of Final Average Compensation. Covered compensation paid by the Company for the fiscal year ended December 31, 2002, for Messrs. Jurgensen, Gasper, Karas, Phelan and Thresher was as follows: Mr. Jurgensen, $833,636; Mr. Gasper, $1,450,569; Mr. Karas, $610,000; Mr. Phelan, $518,808; and Mr. Thresher, $519,231.

JOINT REPORT OF THE COMPENSATION COMMITTEE

AND NATIONWIDE MUTUAL HUMAN RESOURCES COMMITTEE

ON EXECUTIVE COMPENSATION

The Company’s Compensation Committee of the Board of Directors and the Nationwide Mutual Human Resources Committee (the “Committees”) establish different components of compensation for executive officers, although these committees share a similar compensation philosophy and similar objectives. Both Committees consist entirely of non-employee directors. We describe our compensation philosophy and pay components for our executive officers, as well as the committee that is responsible for establishing each of the components, in our joint report below.

Compensation Philosophy and Objectives

The Committees believe that the compensation program for our executive officers should support the Company’s business strategies. In addition, the Committees determine compensation within a competitive framework based on the overall financial results of the Company, teamwork, and individual contributions that help build value for our shareholders. The goals of our compensation program are to:

♦	provide a direct link between pay and performance;

♦	allocate a larger percentage of executive compensation to pay that is conditional or contingent on the performance of our Company and each executive’s individual performance;

♦	retain, attract and motivate top-caliber executives;

♦	offer total compensation that is competitive with other similar companies in design and pay level; and

♦	encourage executives to focus on building shareholder value.

Independent compensation consultants provide competitive market data to the Committees. This data compares our compensation practices to various groups of similar companies. These companies compete with us for customers, capital and executives, and are similar to the Company in size, scope and business focus. This group includes both multi-line insurers and diversified financial organizations. The companies chosen for the comparison group are not necessarily the same companies that comprise the peer group in the Performance Graph included later in this Proxy Statement. The comparison group includes more companies than those in the peer group because it provides the Committees a broader database for comparison purposes. We use this competitive market data when making decisions on compensation.

2002 Compensation

The principal components of compensation for the executive officers for 2002 are:

♦	salary;

♦	annual incentive; and

♦	long-term incentive.

As described below, each component of compensation serves a somewhat different purpose. The description below applies to our executive officers other than Mr. Jurgensen whose compensation is discussed in the section below titled Compensation of our Chief Executive Officer.

2002 Salary

Salaries compensate executive officers for individual performance and reward the executive for contributions to the achievement of the Company’s goals. We use salaries to retain, attract and motivate competent executive talent.

In 2002, the Committees established salaries for our executive officers. The Committees determine initial salary by evaluating the executives’ level of responsibility, prior experience, expertise and value to the Company. They also consider the salary practices of comparable companies.

In determining adjustments to salaries for 2002, the Committees considered competitive industry salaries, individual contributions to the Company and Nationwide and recent Company performance. When evaluating an individual’s performance for 2002, the Committees considered, among other things, the executive’s actions to:

♦	contribute towards the financial results of the Company and Nationwide; and

♦	promote the values of the Company and Nationwide.

Salaries for the executive officers increased by a weighted average of 4.2% in 2002 and were established by the Committees at levels consistent with our philosophy and objectives. The overall salary increase percent reflects individual performance, Company performance and increases for promotions. This rate of increase enables us to maintain competitive salaries.

2002 Annual Incentive Compensation

The SEIP, which is our annual incentive compensation plan, promotes our pay-for-performance philosophy by providing our executive officers with direct financial rewards in the form of annual incentives.

Our Compensation Committee administers this plan. Each year, the Compensation Committee sets specific Company performance measures for the annual incentive plan. The Committee provides participants with a target incentive award opportunity as a percentage of their base salary. The Committee awards annual incentives based on the Company’s success in meeting the performance targets. Under the plan’s formula, the Compensation Committee has discretion to make a downward (but not upward) adjustment of the calculated awards based on other criteria, which include an executive’s individual performance.

Annual incentive awards for 2002 were based on net operating return on equity, operating earnings per share, operating revenue growth and Company expenses. The Compensation Committee also compared the Company’s financial and operational performance to that of competing companies, and considered the influence of other factors on Company performance, including individual performance. These discretionary factors may influence awards negatively, but cannot impact awards positively.

For 2002, individual targets for the senior executive officers named in the Summary Compensation Table other than the Chief Executive Officer ranged from 65% to 125% of salary. Individual payouts under the annual incentive plan may range from zero to 2.5 times the individual’s target incentive award opportunity. For 2002, minimal achievement of financial performance objectives of the Company resulted in a cash payout of 59% of target for Mr. Gasper and an average of 60% of target for Messrs. Karas, Phelan and Thresher.

2002 Long-Term Incentive Compensation

Long-term incentive compensation comprises a significant portion of an executive officer’s total compensation package consistent with our philosophy of emphasizing conditional or contingent components of compensation. When determining long-term incentive awards, the Committees consider the executive officer’s level of responsibility, position within the Company and Nationwide, prior experience, historical awards, various individual and Company performance criteria, and pay practices at comparable companies.

We have two long-term incentive compensation plans (1) the NFS LTEP and (2) the NEV Plan, both described below. These plans are designed to offer competitive pay and to align the executive officers’ interests with those of our shareholders.

(1)    Second Amended and Restated Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan

The NFS LTEP is a long-term incentive plan. It authorizes grants of stock options, stock appreciation rights, restricted stock, performance stock and performance awards. The objectives of the NFS LTEP are to encourage high levels of performance by selected officers, directors, and employees of the Company and certain of its affiliates, to attract and retain high caliber individuals, and to align their interests with those of our shareholders.

Our Compensation Committee administers the NFS LTEP. During April 2002, the Compensation Committee made grants to our executive officers and others under the NFS LTEP. Award sizes were determined based on grant practices at comparable companies and the individual’s recent past and potential future impact on the Company’s performance. Grants to the executive officers were awarded in the form of restricted stock and nonqualified stock options that have an exercise price equal to the fair market value of our Class A Common Stock on the date of the option grant. Restricted stock grants to executive officers (excluding the Chief Executive Officer) ranged from 3,077 shares to 15,750 shares, and nonqualified stock option grants ranged from 18,676 to 95,589 shares.

(2) NEV Plan

The NEV Plan is also a long-term incentive plan. It provides for grants of target incentive award opportunities to encourage the growth of economic value for the benefit of Nationwide as an organization. The objectives of the NEV Plan are to reward execution of broad, enterprise-wide efforts at increasing economic value by selected officers of the Company and certain of its affiliates, and to attract and retain the services of key officers. One key component in determining economic value and awards granted under the NEV Plan is the total market capitalization of NFS’ Class A Common Stock.

The Nationwide Mutual Human Resources Committee administers the NEV Plan. For 2002, the Nationwide Mutual Human Resources Committee made grants to executive officers of NFS under the NEV Plan. Grant sizes were determined based on competitive grant practices and organizational level. Annual awards for participants were credited to a deferred compensation account until that participant’s termination of employment.

For 2002, positive growth in economic value, linked primarily to strong operating results in the property and casualty businesses of Nationwide partially offset by a decrease in NFS’ share price, resulted in awards for executive officers. The 2002 awards were credited to deferred compensation accounts for each participant. The NEV Plan was discontinued December 31, 2002; however an NEV performance metric will be included in a future long-term incentive opportunity. The carry-forward balances related to each participant’s NEV Plan Account were forfeited as of December 31, 2002.

2002 Compensation of our Chief Executive Officer

Our Chairman and Chief Executive Officer, W.G. Jurgensen, is also the Chief Executive Officer of Nationwide Mutual. The Nationwide Mutual Human Resources Committee established all components of Mr. Jurgensen’s compensation for 2002 except for grants and awards made under the NFS LTEP and SEIP, which were made by the Compensation Committee. His compensation is allocated among the companies in the Nationwide organization for which he provides services pursuant to the Amended and Restated Cost Sharing Agreement. Pursuant to the terms of this agreement, Nationwide Mutual pays his compensation and the other companies in the Nationwide organization reimburse Nationwide Mutual. The compensation reported for Mr. Jurgensen in this Proxy Statement and discussed in this report is the amount of his total compensation that is allocated to NFS and its subsidiaries.

The Committees determined Mr. Jurgensen’s 2002 compensation in accordance with the same philosophy and objectives described earlier in this report and used for all executive officers. In determining the salary compensation of Mr. Jurgensen for 2002, the Nationwide Mutual Human Resources Committee reviewed the financial results of the Company for 2001, Mr. Jurgensen’s superior leadership of the Nationwide companies during his tenure, his extensive experience in the industry, and his successful efforts in the Company. The Committee also took into account the provisions of Mr. Jurgensen’s employment agreement, which are described in detail in the next section of this Proxy Statement. The portion of Mr. Jurgensen’s salary allocated to the Company was $293,538 in 2002, an increase of 5.7% over 2001. This percent reflects an annual salary rate increase of 8.7%. Additionally, it reflects a very small decrease in the cost allocation, to reflect the portion of Mr. Jurgensen’s time spent on Company matters in 2002. This salary positioned Mr. Jurgensen’s base salary compensation at approximately the 50th percentile of the comparable companies.

The portion of Mr. Jurgensen’s annual incentive compensation allocated to the Company and paid as cash in 2002 under the SEIP was $450,000. Additionally, the provisions of the Amended and Restated Cost Sharing Agreement provided that an additional $155,938 be paid by the Company to Mr. Jurgensen in his role as the CEO of Nationwide. In determining the annual incentive compensation award for Mr. Jurgensen for 2002, the Compensation Committee and the Board of Directors reviewed the level of achievement of specified 2002 NFS financial, business and strategic goals, and the terms of the Amended and Restated Cost Sharing Agreement.

During April 2002, pursuant to the NFS LTEP, the Compensation Committee granted Mr. Jurgensen options to purchase 92,663 shares of our Class A Common Stock. The Compensation Committee took into account Mr. Jurgensen’s role in the continued strategic positioning of NFS. In addition, this grant reflects the competitive level of long-term compensation for chief executive officers of major diversified insurance and financial services organizations of similar size and scope compared to that of NFS. The award of the Compensation Committee reflects the Company’s desire to have top officers build a significant personal level of stock ownership in the Company, so as to better align their interests with those of our shareholders. Additionally, Mr. Jurgensen received an NEV Plan award for 2002 in the amount of $175,126, which was credited to a deferred compensation account in his name and payable after termination.

Ownership Guidelines

The Compensation Committee and Board of Directors of the Company adopted stock ownership guidelines during 2002 to further encourage senior executive officers and directors of the Company to build and maintain ownership of the Company’s Class A Common Stock. The ownership guidelines suggest that directors build stock ownership in the Company’s Common Stock so that within three years the directors build and maintain holdings in our Common Stock with a minimum value of three times their annual retainer and a minimum value of five times their annual retainer within five years. Our Chief Executive Officer is encouraged to build and maintain his stock ownership over the same three and five year periods so that his holdings in our Common Stock are valued at a minimum of four times and five times, respectively, the annual salary he receives for services to the Company and all other Nationwide companies. Finally, senior executive officers of the Company are encouraged to build and maintain holdings of the Company’s Common Stock over a three-year period so that each is valued at a minimum of between one and three times their annual salary, depending on each participant’s level within Nationwide. The five-year minimum guideline range for senior executive officers is between two and four and one half times their annual salary, depending on each participant’s level within Nationwide. The Compensation Committee will monitor progress towards achieving the ownership guidelines.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), provides that executive compensation in excess of $1.0 million paid to certain of its executive officers in any calendar year is not deductible for purposes of corporate income taxes, unless it is performance-based compensation and is paid pursuant to a plan meeting certain requirements of the Code. The Committees will continue to rely on performance-based compensation programs. Programs will be designed to meet, in the best possible manner, future corporate business objectives. Certain awards under both the SEIP and NFS LTEP are intended to qualify as “performance-based compensation” for the purposes of Section 162(m). However, the Committees may award compensation that is not fully deductible if the Committees determine that such an award is consistent with their philosophy and in the best interests of the Company and its shareholders.

Nationwide Financial Services, Inc. Compensation Committee

David O. Miller, Chairman

James G. Brocksmith, Jr.

Donald L. McWhorter

Gerald D. Prothro

Nationwide Mutual Insurance Company Human Resources Committee

Willard J. Engel, Chairman

Timothy J. Corcoran

Yvonne M. Curl

Ralph M. Paige

Arden L. Shisler

Robert L. Stewart

EMPLOYMENT AGREEMENTS

Nationwide Mutual entered into an employment agreement dated May 26, 2000, with Mr. Jurgensen, who became CEO of Nationwide Mutual, the Company and certain other Nationwide companies in 2000. The agreement has a three-year term (subject to earlier termination in certain circumstances), with an automatic one-year extension unless either party gives notice of nonrenewal.

Mr. Jurgensen’s annual base salary is to be no less than $1,000,000 from and after April 1, 2002, and his annual target performance bonus is 150% of base salary (maximum bonus—300% base salary). Upon joining the company, Mr. Jurgensen received an option to purchase 60,000 shares of Common Stock, vesting ratably over 5 years; 25,000 shares of restricted stock, vesting 12,500 shares on the third anniversary and 6,250 shares on each of the fourth and fifth anniversaries of the grant date; a target long-term incentive award of $1,500,000 under the Long-Term Performance Plan of Nationwide Mutual (with any payment pro-rated by a two-thirds participation rate); an additional option to purchase 150,000 shares of common stock under the NFS LTEP, vesting ratably over 3 years; and a target long-term incentive award of $1,950,000 under the Long-Term Performance Plan of Nationwide Mutual for the 2000-2002 performance cycle. Mr. Jurgensen is eligible to receive future grants under stock incentive programs and cash long-term incentive programs consistent with other senior executives and competitive pay practices generally. Mr. Jurgensen and his eligible dependents are entitled to participate in all employee retirement and welfare benefit plans. Mr. Jurgensen will be eligible to participate in full retirement benefit of 4% of his highest 5-year average compensation for each full or partial year of service with Nationwide, to a maximum of 16.25 years, if he completes at least five years of service or becomes entitled to severance benefits under the agreement. Mr. Jurgensen was entitled to relocation expenses, grossed-up, including temporary living expenses and resale of his home at its appraised value. He is also entitled to receive an automobile and other executive fringe benefits available to senior level executives. If Mr. Jurgensen’s employment is terminated for any reason, subject to vesting provisions as described below, he will be entitled to receive an amount which, when added to benefits payable under all defined benefit retirement plans of Nationwide Mutual and its affiliates and any of Mr. Jurgensen’s former employers, will produce a single life annuity pension payable at age 65 in an annual amount equal to the number of years of service (up to 16.25) multiplied by .04 multiplied by his final average pay (as defined), up to an annual maximum of 65% of final average pay. Final average pay cannot be less than $2,125,000. This benefit vests if Mr. Jurgensen is employed on April 1, 2005, or if his employment is terminated without cause or under certain circumstances following a change in control. A survivor benefit is payable even if the benefit is not vested.

If Nationwide Mutual terminates Mr. Jurgensen’s employment without cause, Mr. Jurgensen will be entitled to receive severance benefits equal to three times his annual base salary, his annual performance bonus (at not less than the target amount) and long-term incentive awards at not less than the target amount (prorated if termination takes place prior to the final year of the award period). Any outstanding options and restricted stock will vest to the extent they would have vested on the next vesting date. Mr. Jurgensen shall also receive benefits under various Company retirement, savings and deferred compensation plans and cash payments equal to matching Company contributions under certain other Company plans.

Upon a change of control, as defined below, if Mr. Jurgensen’s employment is terminated without cause, if he resigns for good reason or if he resigns during the one month “window” period one year after the change in control, Mr. Jurgensen will be entitled to receive severance benefits equal to three times his salary and target annual bonus, his annual performance bonus (at not less than the target amount) and long-term incentive awards at not less than the total target amounts then in effect; all options and restricted stock shall vest in full. Mr. Jurgensen will also receive benefits under various Company retirement, saving and deferred compensation plans, cash payments equal to matching Company contributions under certain Company plans, and a gross-up payment to the extent any payment would constitute an excess parachute payment under the Internal Revenue Code.

A change of control for the purpose of these agreements is defined as the (i) sale or disposition of all or substantially all of the assets of Nationwide Mutual; (ii) liquidation or dissolution of Nationwide Mutual; (iii)

change in the members constituting the Mutual Board by 50% or more within two years as a result of a corporate transaction; (iv) entering into an agreement giving power to direct the management of Nationwide Mutual to a person other than the policyholders; (v) entering into an agreement reinsuring all or substantially all the business of Nationwide Mutual (other than through an affiliate); (vi) sale or disposition of a controlling interest in Nationwide Mutual (other than to a subsidiary); or (vii) determination by the board of directors that certain other specified events shall constitute a change of control—a demutualization, establishment of a mutual holding company structure or any other event that the board shall designate.

The Company entered into an employment agreement dated July 1, 2000, as amended effective as of August 28, 2002, with Mr. Gasper, the President and Chief Operating Officer of the Company, Nationwide Life and Nationwide Life and Annuity. The amended agreement has a five-year term (subject to earlier termination in certain circumstances) expiring on June 30, 2005. The amended agreement provides that his annual base salary is to be no less than that in effect on July 1, 2000. He is entitled (i) to participate in all short-term and long-term incentive programs for senior executives at appropriate levels and employee retirement and welfare benefit plans and (ii) to receive an automobile and other executive fringe benefits, as available to senior level executives.

If the Company terminates the employment without cause or if Mr. Gasper resigns for good reason after a substantial reorganization of the Company, he will be entitled to receive severance benefits equal to two times annual base salary, annual performance bonus (at not less than the target amount) and long-term incentive awards at not less than the target amount (prorated if termination takes place prior to the final year of the award period). Any outstanding options and restricted stock will vest to the extent they would have vested on the next vesting date. He will also receive benefits under various Company retirement, savings and deferred compensation plans and cash payments equal to matching Company contributions under certain other Company plans.

Upon a change of control, if Mr. Gasper’s employment is terminated without cause, if Mr. Gasper resigns for good reason or if he resigns during the one month “window” period one year after the change in control, he will be entitled to receive severance benefits equal to three times his salary and target, annual performance bonus (at not less than the target amount) and long-term incentive awards at not less than the total target amounts then in effect. All options and restricted stock will vest in full. He will also receive benefits under various Company retirement, savings and deferred compensation plans, cash payments equal to matching Company contributions under certain Company plans, and a gross-up payment to the extent any payment received would constitute an excess parachute payment under the Internal Revenue Code.

Mr. Gasper also has a Retention Bonus Agreement with the Company providing for a $500,000 payment if he remains an employee through July 1, 2003, or if he is terminated without cause before that date.

Beneficial Ownership of Common Stock

The following tables set forth certain information regarding beneficial ownership of (i) each person who is known by the Company to be the beneficial owner of more than five percent of either class of Common Stock, (ii) each director and nominee for director, (iii) each of the executive officers listed in the Summary Compensation Table, and (iv) all of the directors and executive officers of the Company as a group.

CLASS A COMMON STOCK

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
FMR Corporation[1] 82 Devonshire Street Boston, MA 02109	3,067,489	5.455%

[1]	Based on Schedule 13G dated February 14, 2003, FMR Corporation reported sole voting power with respect to 95,989 shares and sole dispositive power with respect to 3,067,489 shares.

The table below sets forth the number of shares of stock of the Company owned beneficially as of March 10, 2003 by the directors, each nominee for director, each executive officer listed in the Summary Compensation Table and all directors and executive officers of the Company as a group.

SECURITY OWNERSHIP

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership1 and 2	Options Exercisable within 60 Days	Stock Units[4]
Joseph A. Alutto	762	—	—
James G. Brocksmith, Jr.	9,940	4,717	—
Joseph J. Gasper	406,479[3]	319,206	40,000
Henry S. Holloway	14,019[3]	6,717	—
W.G. Jurgensen	336,141	295,874	—
Richard A. Karas	117,422	94,535	7,500
Lydia M. Marshall	12,361	5,384	—
Donald L. McWhorter	11,016	4,714	—
David O. Miller	13,003	6,717	—
James F. Patterson	12,812[3]	6,717	—
Mark D. Phelan	49,654	46,577	—
Gerald D. Prothro	10,019	4,717	—
Arden L. Shisler	14,019	6,717	—
Alex Shumate	762	—	—
Mark R. Thresher	75,988[3]	54,827	5,200
Directors and Executive Officers as a group (Total of 32)	1,863,714	1,531,448	94,911

[1]	The shares of the Company’s Class A Common Stock beneficially owned by each person named above do not exceed one percent of the outstanding shares of Class A Common Stock as of March 10, 2003. The shares beneficially owned by the group of directors and executive officers as a whole represents 3.3% of the outstanding shares.

[2]	Total includes options exercisable within 60 days of March 10, 2003.

[3]	Total includes shares jointly owned with spouse for the following persons: Mr. Gasper — 17,972 shares; Mr. Holloway — 2,000 shares; Mr. Patterson — 5,390 shares; and Mr. Thresher — 7,600 shares.

[4]	Stock units held in the Nationwide Individual Deferred Compensation Plan (“IDC Plan”) and invested in the NFS Common Stock Fund (the “NFS Fund”), payable in cash, generally upon termination of employment.

CLASS B COMMON STOCK

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Nationwide Corporation One Nationwide Plaza Columbus, Ohio 43215	95,633,767	100%

The Class B Common Stock is convertible into Class A Common Stock at any time by the holder on the basis of one share of Class A Common Stock for each share of Class B Common Stock converted.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934, as amended, requires that officers, directors and holders of more than 10% of NFS Common Stock file reports of their trading in NFS’ equity securities with the United States Securities and Exchange Commission (“SEC”). Based solely on a review of Forms 3, 4 and 5 furnished to us during and with respect to 2002 or written representations that no Forms 5 were required, we believe that all such reports were timely filed.

DESCRIPTION OF COMPENSATION PLANS

Performance Incentive Plan

Nationwide maintains the PIP, first implemented in 1998. Under the PIP, annual payments were made to the executive officers of the Company named in the Summary Compensation Table. Beginning in 2001, the executive officers named in the Summary Compensation Table no longer participated in PIP as it relates to services rendered to the Company, although Mr. Jurgensen participates in PIP in his role as CEO of Nationwide. The Company’s performance measures are based on a broad series of key financial, business and strategic results, and further based upon individual performance. Under the PIP, the participant is granted a target incentive amount that represents a percentage of the participant’s salary (from 10% to 150% depending on the participant’s position within the participating company). The actual amount received by the participant under the PIP will be a percentage of the participant’s salary, depending solely on the achievement of the business and individual performance measures. There is no maximum percentage limitation, and the minimum percentage is zero.

Senior Executive Incentive Plan

The SEIP, established in 2001, is maintained by the Company for the benefit of its senior executive officers. Pursuant to the SEIP, annual incentive compensation awards may be granted to named senior executive officers of the Company. Senior executive officers include the Chairman, Chief Executive Officer (“CEO”), President, Executive Vice Presidents and Senior Vice Presidents of the Company. Participants are selected annually by the Compensation Committee of the Company’s Board of Directors. Awards under the SEIP are generally paid in cash. SEIP awards are based on the senior executive’s level of achievement of performance goals established by the Compensation Committee before the end of the first quarter of each calendar year. Awards may be based on criteria including, but not limited to, return on equity, operating earnings per share, stock performance, revenue and/or sales and expense levels. The Compensation Committee establishes minimum, target and maximum levels of performance goals. No payments will be made with respect to performance goals if the minimum level of performance is not achieved. Maximum performance will result in payment at 250% of the target level payment established for the award. The maximum possible payment to any participant who is a covered employee under the SEIP in any year is $5.0 million.

Nationwide Economic Value Incentive Plan

Nationwide established the NEV Plan in 2001 to encourage the senior executive officers of Nationwide and the Company to increase their focus on financial and growth strategies that enhance the overall economic value of Nationwide and transcend specific business/staff units. The NEV Plan is administered by the Nationwide Mutual Human Resources Committee and the CEO. Under the NEV Plan, the senior executive officers of the Company, including those named in the Summary Compensation Table, are eligible to receive annual awards based on: (1) the sustained achievement of measures that are tied to the overall economic value of Nationwide; and (2) the individual performance of the participant. The participants are granted a target incentive amount at the beginning of each year that represents a percentage of the participant’s salary range midpoint or a specific dollar amount. At the end of each year, the actual NEV, based on the criteria established in advance, is compared to the target NEV level established for the year. An initial annual award level is then determined for each participant based on how the target NEV level compared to the actual NEV level. One key component in determining NEV and awards granted under the NEV Plan is the total market capitalization of NFS’ Class A Common Stock. The CEO may then adjust 25% of each participant’s initial annual award level based on his evaluation of the participant’s performance. The result is the participant’s final annual award amount. This final annual award has no minimum or maximum value and can be positive or negative.

Final annual award amounts for each participant, whether positive or negative, are credited to each participant’s NEV Plan Account. Once credited to the NEV Plan Account, one-third of any positive balance maintained in the participant’s NEV Plan Account is credited to a deferred compensation account maintained for the participant. The participant is eligible to receive distributions from the deferred compensation account upon termination of employment. The remaining two-thirds of any positive balance in the participant’s NEV Plan Account is retained for the following year as a carry-forward balance. The NEV Plan was discontinued effective December 31, 2002; however an NEV performance metric will be included in a future long-term incentive opportunity. The carry-forward balances related to each participant’s NEV Plan Account were forfeited as of December 31, 2002.

Deferred Compensation Plan

Nationwide maintains the IDC Plan. Eligible executive officers of participating Nationwide companies, including the Company, may elect to defer payment of compensation otherwise payable to them. Eligible executive officers of the Company may enter into deferral agreements in which they may periodically elect to defer a portion of their salary, incentive compensation, and/or restricted stock earned during the following year or performance cycle. Elections are effective prospectively. Amounts deferred under the IDC Plan are generally payable in annual installments beginning in January of the calendar year immediately following the calendar year the executive officer terminates employment or after the expiration of the deferral period elected by the executive officer, if applicable. Individual accounts under the IDC Plan are credited with deferral amounts (and earnings or losses) based on the net investment return on the participant’s choice of investment measures offered under the IDC Plan.

Savings Plan

Nationwide maintains the Nationwide Savings Plan (“NSP”), a qualified profit-sharing plan including a qualified cash or deferred arrangement covering eligible employees of participating companies. Under the NSP, executive officers of the Company named in the Summary Compensation Table and other participants who are not residents of Puerto Rico may elect to contribute between 1% and 80% of their compensation to accounts established on their behalf. Contributions are in the form of voluntary, pre-tax salary deductions. Participating Nationwide companies are obligated to make matching employer contributions, for the benefit of their participating employees, at the rate of 70% of the first 2% of compensation deferred or contributed to the NSP by each employee, and 40% of the next 4% of compensation deferred or contributed by each employee to the NSP. All amounts contributed are held in a separate account for each participant and are invested in the available investment options chosen by the participant. Effective April 1, 2002, the available investment options for employer matching contributions include the NFS Fund. However, the NFS Fund is not available as an investment option to certain executive officers, including those listed in the Summary Compensation Table of this Proxy Statement.

Normally, a participant is eligible to receive the value of his or her vested account balance upon termination of employment. However, a participant may withdraw all or a part of the amounts credited to his or her account prior to termination, such as upon attainment of age 59½. A participant is immediately vested in all amounts credited to his or her account as a result of salary deferrals or after-tax contributions (and earnings or losses on those deferrals or contributions), as applicable. A participant is vested in employer matching contributions (and earnings or losses on those contributions) on a pro rata basis over a period of five years.

Supplemental Defined Contribution Plan

Nationwide maintains an unfunded, nonqualified defined contribution supplemental benefit plan, the Nationwide Supplemental Defined Contribution Plan. The plan provides benefits equal to employer matching contributions that would have been made under the Nationwide Savings Plan for the participants but for the Internal Revenue Code limitation on compensation that can be considered for deferrals to the Nationwide Savings Plan. Only elected officers of Nationwide, including elected officers of the Company, earning in excess of the limit set forth in the Internal Revenue Code annually are eligible to participate in the Nationwide Supplemental Defined Contribution Plan. Benefits under the Nationwide Supplemental Defined Contribution Plan vest pro rata over a period of five years of participation in the plan. Amounts in participant accounts are invested in the funds available under the Plan and chosen by the participant. A participant receives the value of his or her account upon termination of employment.

Second Amended and Restated Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan

The purpose of the NFS LTEP is to encourage high levels of performance by selected officers, directors and employees of the Company and certain of its affiliated companies, as well as to attract and retain the services of such individuals by aligning their interests with those of the Company’s shareholders.

The NFS LTEP provides for the grant of any or all of the following types of awards: (i) stock options, including incentive stock options and nonqualified stock options, for shares of the Company’s Class A Common Stock; (ii) stock appreciation rights (“SARs”), either in tandem with stock options or freestanding; (iii) restricted stock; and (iv) performance shares and awards. Any stock option granted in the form of an incentive stock option must satisfy certain requirements of the Internal Revenue Code. Awards may be made to the same person on more than one occasion and may be granted singly, in combination or in tandem as determined by the Compensation Committee.

The NFS LTEP provides the Compensation Committee, which administers the NFS LTEP, flexibility in creating the terms and restrictions deemed appropriate for particular awards. The NFS LTEP is intended to constitute a nonqualified, unfunded, unsecured plan for incentive and deferred compensation. Certain awards under the NFS LTEP are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code.

EQUITY COMPENSATION PLAN INFORMATION1

The Company maintains the NFS LTEP and the Amended and Restated Stock Retainer Plan for Non-Employee Directors, pursuant to which it may grant equity awards to eligible persons. The following table gives information about equity awards under these plans.

Plan category	(a) Number of Class A Common Shares to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of Class A Common Shares remaining available for future issuance under equity compensation plans (Excluding securities reflected in Column (a))
Equity compensation plans approved by shareholders	5,786,902	$38.37	13,536,806	[2]
Equity compensation plans not approved by shareholders	—	—	—	[3]

Total	5,786,902	$38.37	13,536,806

[1]	Reported data is as of December 31, 2002.

[2]	Securities remaining available for issuance under the NFS LTEP. Please see above for a description of the plan. The shares may also be issued in connection with stock appreciation rights, restricted stock, performance shares and other awards.

[3]	The Company uses treasury shares to compensate non-employee directors pursuant to the Nationwide Financial Services, Inc. Amended and Restated Stock Retainer Plan for Non-Employee Directors. The plan does not provide for a maximum number of shares to be granted. Please see below for a description of the Plan.

Stock Retainer Plan for Non-Employee Directors

The Company maintains the Amended and Restated Stock Retainer Plan for Non-Employee Directors. The plan provides for the payment of one-half of each non-employee director’s annual retainer in the form of NFS Class A Common Stock. The purpose of the plan is to attract and retain qualified persons to serve as directors, to enhance the equity interest of directors in the Company and to solidify the common interests of our directors and shareholders.

PERFORMANCE GRAPH

The following graph shows a comparison of the Company’s cumulative total shareholder return along with the S&P 500 Stock Index and an index of peer companies selected by the Company for the past five years. Companies included in the peer group are the following: Allmerica Financial Corporation; AFLAC Inc.; Hartford Financial Services Group, Inc.; Jefferson Pilot Corporation; John Hancock Financial Services, Inc.; Lincoln National Corporation; Manulife Financial Corporation; MetLife Inc.; Protective Life Corporation; and Principal Financial Group. Companies included in the peer group have business operations similar to the Company and are considered to be significant competitors to the Company.

The graph plots the changes in the value of an initial $100 investment over the indicated time periods, assuming reinvestment of all dividends. Returns of the index of peer companies have been weighted according to their respective aggregate market capitalization at the beginning of each period shown on the graph.

	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02

NATIONWIDE FINANCIAL SERVICES, INC.	100.00	144.00	78.67	135.50	119.70	84.02
S&P 500	100.00	126.71	151.56	136.20	118.43	90.76
PEER GROUP	100.00	131.63	127.03	209.79	187.02	162.97

There can be no assurance that the Company’s stock performance will continue into the future with the same or similar trends depicted in the preceding graph. The Company will not make or endorse any predictions as to future stock performance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions With Management and Others

Alex Shumate, a director of the Company since May 2002, is a partner of the law firm Squire, Sanders, and Dempsey. His firm provided legal services to Nationwide during 2002 for which Nationwide paid approximately $165,000 in 2002. This amount is less than five percent of the firm’s gross revenues for its last full fiscal year.

Related Transactions

Intercompany Agreement

The Company, Nationwide Mutual and Nationwide Corporation entered into an Intercompany Agreement, certain provisions of which are summarized below (the “Intercompany Agreement”). As used in this summary, “Nationwide Mutual” means Nationwide Mutual collectively with its subsidiaries and affiliates (other than the Company and its subsidiaries).

Nationwide Mutual Consent to Certain Events

Under the Intercompany Agreement, as long as Nationwide Mutual controls at least 50% of the combined voting power of the outstanding voting stock of the Company, the Company must obtain the prior written consent of Nationwide Mutual for:

♦    any consolidation or merger of NFS or any of its subsidiaries with any person (other than with a wholly owned subsidiary);

♦    any sale, lease, exchange or other disposition or acquisition of assets by the Company or any of its subsidiaries (other than transactions to which the Company and its subsidiaries are the only parties), or any series of related dispositions or acquisitions involving consideration in excess of $250 million;

♦    any change in the authorized capital stock of the Company or the creation of any class or series of capital stock;

♦    any issuance by the Company or any subsidiary of the Company of any equity securities or rights, warrants or options to purchase equity securities, except:

1.    shares of Class A Common Stock pursuant to employee and director stock option, profit-sharing and other benefit plans of the Company and its subsidiaries and any options exercisable for such stock,

2.    shares of Class A Common Stock issued upon the conversion of any Class B Common Stock,

3.    the issuance of shares of capital stock of a wholly owned subsidiary of the Company to the Company or another wholly-owned subsidiary of the Company, and

4.    in the public offering of Class A Common Stock in March 1997;

♦    the dissolution, liquidation or winding up of the Company;

♦    amendments to certain provisions of the Amended and Restated Certificate of Incorporation and Restated Bylaws;

♦    the election, removal or filling of a vacancy in the office of the Chairman, Chief Executive Officer or President of the Company;

♦    the declaration of dividends on any stock of the Company, except dividends not in excess of the most recent regular cash dividend or any dividend per share not in excess of 15% of the then current per share market price of the Class A Common Stock;

♦    capital expenditures or series of related capital expenditures of the Company or any of its subsidiaries in excess of $250 million during any period of 12 consecutive months; (x) the creation, incurrence or guaranty by the Company or any of its subsidiaries of indebtedness for borrowed money in excess of $100 million, except certain fixed income offerings; and

♦    anychange in the number of directors on the Board of Directors of the Company, the determination of members of the Board of Directors or any of its committees and the filling of newly created memberships and vacancies on the Board of Directors or any of its committees.

License to Use Nationwide Name and Service Marks

The Company and certain of its subsidiaries have a license to use the “Nationwide” trade name and certain other service marks solely for the purpose of identifying and advertising the Company’s long-term savings and retirement business and related activities.

Equity Purchase Rights

To the extent permitted by the New York Stock Exchange and so long as Nationwide Mutual controls at least 50% of the combined voting power of the outstanding voting stock of the Company, Nationwide Corporation can purchase its pro rata share (based on its then current percentage voting interest in the Company) of any voting equity securities to be issued by the Company (excluding any such securities offered pursuant to employee stock options or other benefit plans, dividend reinvestment plans and other offerings other than for cash).

Registration Rights

Nationwide Corporation has certain demand and “piggyback” registration rights. It has the right to request up to two demand registrations in each calendar year, but not more than four in any five-year period. Nationwide Corporation will also have the right to include the shares of Common Stock held by it in any registration of common equity securities of the Company, initiated by the Company on its own behalf or on behalf of any other shareholders of the Company. These rights are subject to certain “blackout” provisions.

Nationwide Mutual Agents	Nationwide Mutual allows the Company to distribute its variable annuity, fixed annuity and individual universal, variable and traditional life insurance products through Nationwide Mutual agents.

Sale of Limited Partnership

During 2001, the Company entered into a transaction with Nationwide Mutual, whereby it sold 78% of its interest in a limited partnership (representing 49% of the limited partnership) to Nationwide Mutual for $158.9 million. As a result of this sale, the Company recorded a realized gain of $44.4 million, and related tax expense of $15.5 million. During 2002, the Company entered into transactions with Nationwide Mutual and Nationwide Indemnity Company (“NIC”), whereby it sold 100% of its remaining interest in the limited partnership (representing 15.11% of the limited partnership) to Nationwide Mutual and NIC for a total of $54.5 million. As a result of this sale, the Company recorded a realized gain of $23.2 million and related tax expense of $8.1 million. The sales prices for each transaction, which were paid in cash, represented the fair value of the portions of the limited partnership interests that were sold and were based on valuations of the limited partnership and its underlying investments as of the effective dates of the transactions. The valuations were completed by qualified management of the limited partnership and utilized a combination of internal and independent valuations of the underlying investments of the limited partnership. Additionally, senior financial officers and the Boards of Directors of the Company and Nationwide Mutual separately reviewed, through their respective Finance Committees, and approved the process and methodology of the valuations prior to the execution of these transactions. The Company no longer holds an economic or voting interest in the limited partnership.

Exchange of Shares

In June 2002, NFS exchanged all of its shares of common stock of Gartmore Global Investments, Inc. (“GGI”) and Nationwide Securities, Inc. (“NSI”) for approximately 9.1 million shares of NFS Class B common stock held by Nationwide Corporation. NFS’ interests in GGI and NSI were valued at approximately $362.8 million in these transactions. A special committee of independent directors of the NFS Board of Directors reviewed and recommended approval of the transaction by the full Board of Directors, which was obtained. As required by NFS’ Restated Certificate of Incorporation, the shares Nationwide Corporation exchanged were automatically converted from Class B common stock to Class A common stock upon return to NFS. NFS has retained these Class A shares in treasury for future issuance. The GGI and NSI transactions were between related parties and have therefore been recorded in the Company’s consolidated financial statements at carrying value of the underlying components of the transactions rather than fair value. As a result, NFS recorded the NFS Class A shares received as treasury stock at Nationwide Corporation carrying value of these shares. NFS recorded the excess of Nationwide Corporation carrying value of NFS shares exchanged over the carrying value of GGI and NSI, net of transaction costs, $110.1 million, as a credit to additional paid-in-capital upon closing. These transactions are intended to qualify as tax-free exchanges.

Marketing Agreement

GGI’s funds are offered as investment options in certain of the Company’s products. As of December 31, 2002, total GGI funds in the Company’s products were $12.21 billion. For the year ended December 31, 2002, GGI paid the Company $38.8 million for the distribution and servicing of these funds. In addition, effective June 28, 2002, the Company entered into a renewable three-year Marketing and Support Services Agreement with GGI. Under this agreement, beginning in third quarter 2002, the Company receives quarterly fees of $1.0 million in exchange for certain specified marketing and support of GGI product offerings.

Purchase of Shares of The 401(k) Companies, Inc.

On February 5, 2002, NFS purchased from existing shareholders the remaining 10% of shares of The 401(k) Companies, Inc. not owned by the Company for $3.9 million. The shareholders primarily consisted of management and employees of The 401(k) Companies, Inc.

Purchase of Shares of TBG Financial Services Corporation

On May 31, 2002, NFS purchased an additional interest in TBG Insurance Services Corporation d/b/a TBG Financial (“TBG”), a leading COLI producer, for $40.7 million from existing shareholders. The shareholders primarily consisted of management and employees of TBG. This additional investment increased NFS’ ownership of TBG to 63%. The results of TBG are included in the consolidated financial statements of the Company beginning May 31, 2002.

Sale of Market Street Fund

In connection with the Company’s acquisition of Provident Mutual Life Insurance Company as of October 1, 2002 (the “Nationwide Provident acquisition”), the Company has entered into an agreement to sell the value ascribed to the Market Street Fund to GGI at fair value. This transaction is expected to close in second quarter 2003. The Company has also entered into an agreement with GGI for GGI to serve as interim investment advisor to Market Street Fund until the sale. Net fees paid to GGI as interim investment advisor in 2002 were $0.2 million.

Group Annuity and Life Insurance Contracts

The Company has issued group annuity and life insurance contracts and performs administrative services for various employee benefit plans sponsored by Nationwide Mutual or its affiliates. Total account values of these contracts were $4.73 billion and $4.72 billion as of December 31, 2002 and 2001, respectively. Total revenues from these contracts were $148.7 million, $154.0 million and $160.2 million for the years ended December 31, 2002, 2001 and 2000, respectively, and include policy charges, net investment income from investments backing the contracts and administrative fees. Total interest credited to the account balances were $115.7 million, $122.5 million and $135.8 million for the years ended December 31, 2002, 2001 and 2000, respectively. The terms of these contracts are consistent in all material respects with what the Company offers to unaffiliated parties who are similarly situated. In connection with the Nationwide Provident acquisition, certain Nationwide Provident benefit plans that hold investments in group annuity contracts issued by Nationwide Provident received 1,071,721 shares of NFS Class A Common Stock, of which 671,426 shares continue to be held by the Nationwide Provident qualified defined benefit pension plan as of December 31, 2002.

Savings Plan

The 401(k) Companies, Inc. serves as the administrator of certain defined contribution plans sponsored by Nationwide Mutual and its affiliates. Total revenues reported by The 401(k) Companies, Inc. related to these administration services totaled $2.9 million, $2.0 million and $2.4 million during 2002, 2001 and 2000, respectively, which are included in the total revenue amounts described under Group Annuity and Life Insurance Contracts above.

Federal Income Taxes

Through September 30, 2002, the Company filed a consolidated federal income tax return with Nationwide Mutual. As a result of the Nationwide Provident acquisition, which reduced Nationwide Corporation’s economic ownership in the Company from 79.8% to 63.0%, NFS and its subsidiaries no longer qualify to be included in the Nationwide Mutual consolidated federal income tax return. The members of the Nationwide Mutual consolidated federal income tax return group participated in a tax sharing arrangement, which provided, in effect, for each member to bear essentially the same federal income tax liability as if separate tax returns were filed. Total payments to (from) Nationwide Mutual were $47.3 million, $(48.7) million and $64.5 million for the years ended December 31, 2002, 2001 and 2000, respectively.

Modified Coinsurance Agreements

Nationwide Life has a reinsurance agreement with Nationwide Mutual whereby all of Nationwide Life’s accident and health business not ceded to unaffiliated reinsurers is ceded to Nationwide Mutual on a modified coinsurance basis. Either party may terminate the agreement on January 1 of any year with prior notice. Under a modified coinsurance agreement, the ceding company retains invested assets and investment earnings are paid to the reinsurer. Under the terms of Nationwide Life’s agreements, the investment risk associated with changes in interest rates is borne by the reinsurer. Risk of asset default is retained by Nationwide Life, although a fee is paid to Nationwide Life for the retention of such risk. The ceding of risk does not discharge the original insurer from its primary obligation to the policyholder. The Company believes that the terms of the modified coinsurance agreements are consistent in all material respects with what the Company could have obtained with unaffiliated parties. Revenues ceded to Nationwide Mutual for the years ended December 31, 2002, 2001 and 2000 were $325.0 million, $200.7 million and $170.1 million, respectively, while benefits, claims and expenses ceded were $328.4 million, $210.1 million, and $171.0 million, respectively.

Amended and Restated Cost Sharing Agreement

Pursuant to a cost sharing agreement among Nationwide Mutual and certain of its direct and indirect subsidiaries, including the Company, Nationwide Mutual provides certain operational and administrative services, such as investment management, advertising, personnel and general management services, to those subsidiaries. Expenses covered by such agreement are subject to allocation among Nationwide Mutual and such subsidiaries. Measures used to allocate expenses among companies include individual employee estimates of time spent, special cost studies, salary expense, commission expense and other methods agreed to by the participating companies that are within industry guidelines and practices. In addition, Nationwide Services Company, LLC, a subsidiary of Nationwide Mutual, provides computer, telephone, mail, employee benefits administration and other services to Nationwide Mutual and certain of its direct and indirect subsidiaries, including the Company, based on specified rates for units of service consumed. For the years ended December 31, 2002, 2001 and 2000, the Company made payments to Nationwide Mutual and Nationwide Services Company, LLC totaling $146.1 million, $145.6 million and $156.6 million, respectively. The Company does not believe that expenses recognized under these agreements are materially different than expenses that would have been recognized had the Company operated on a stand-alone basis.

Marketing Allowance Agreement

Under a marketing agreement with Nationwide Mutual, Nationwide Life makes payments to cover a portion of the agent marketing allowance that is paid to Nationwide agents. These costs cover product development and promotion, sales literature, rent and similar items. Payments under this agreement totaled $24.9 million, $26.4 million and $31.4 million for the years ended December 31, 2002, 2001 and 2000, respectively.

Leases

Under an arrangement between Nationwide Mutual and certain of its subsidiaries, during 2002 the Company leased on average approximately 901,664 square feet of office space primarily in the four building home office complex in Columbus, Ohio. This office space was leased at current market rates ranging from $20.70 to $20.91 per square foot plus an occupancy charge ranging from $1.40 to $2.37 per square foot per year. Under the arrangement, the Company determines the amount of office space necessary to conduct its operations and leases such space from Nationwide Mutual, subject to availability. For the years ending December 31, 2002, 2001 and 2000, the Company made payments to Nationwide Mutual and its subsidiaries of $20.8 million, $18.7 million and $14.3 million, respectively.

Repurchase Agreement

The Company also participates in intercompany repurchase agreements with affiliates whereby the seller will transfer securities to the buyer at a stated value. Upon demand or after a stated period, the seller will repurchase the securities at the original sales price plus interest. As of December 31, 2002 and 2001, the Company had no borrowings from affiliated entities under such agreements. During 2002 and 2001, the most the Company had outstanding at any given time was $224.9 million and $368.5 million, respectively, and the Company incurred interest expense on intercompany repurchase agreements of $0.3 million and $0.2 million for 2002 and 2001, respectively. Transactions under the agreements during 2000 were not material. The Company believes that the terms of the repurchase agreements are materially consistent with what the Company could have obtained with unaffiliated parties.

Cash Management Agreement

The Company and various affiliates entered into agreements with Nationwide Cash Management Company (“NCMC”), an affiliate, under which NCMC acts as a common agent in handling the purchase and sale of short-term securities for the respective accounts of the participants. Amounts on deposit with NCMC for the benefit of the Company were $236.1 million and $85.6 million as of December 31, 2002 and 2001, respectively. For each of the years in the three-year period ending December 31, 2002, the Company paid NCMC fees and expenses totaling $0.4 million under this agreement.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

In accordance with the Audit Committee Charter, the Audit Committee has appointed KPMG LLP as independent auditors of the Company for the year ending December 31, 2003. KPMG LLP served as independent auditors for the Company for 2001 and 2002. Although shareholders’ ratification of this appointment is not required, the Board of Directors requests ratification by the shareholders of the Company.

The following table presents fees for services rendered by KPMG LLP for the audits of the consolidated financial statements for the Company and its subsidiaries, including consolidated or individual audits of such subsidiaries financial statements, where appropriate, for each of the years ended December 31, 2002 and 2001 and the reviews of the consolidated financial statements included in the Forms 10-Q for the Company and Nationwide Life Insurance Company filed during each year indicated and fees billed for other services rendered by KPMG LLP.

	2002	2001
Audit fees	$2,436,687	$1,843,751
Audit related fees[1]	440,100	494,896
Tax fees[2]	351,600	255,125
All other fees	17,369	—

Total fees	$3,245,756	$2,593,772

[1]	Audit related fees were principally for reports on internal controls (SAS 70) and other audit related agreed upon procedures reports.

[2]	Tax fees were for tax consultation and compliance assistance services.

The Audit Committee of the Board of Directors considered whether the provision of the services covered under “All other fees” above is compatible with maintaining the independence of KPMG LLP.

Representatives of KPMG LLP are expected to be present at the Annual Meeting of Shareholders, with the opportunity to make a statement should they desire to do so, and will be available to respond to appropriate questions from the shareholders.

The Board of Directors recommends that shareholders vote  FOR the ratification of KPMG LLP as independent auditors  of the Company for the year ending December 31, 2003.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions, internal controls and disclosure controls. It is also responsible for establishing and reviewing each year the Company’s policy regarding the engagement of the independent auditors and oversees the work of the Company’s independent auditors. The Audit Committee is composed of four directors, each of whom is independent as defined by the New York Stock Exchange listing standards. The Audit Committee operates under a written charter approved by the Board of Directors. A copy of the charter, which was revised to incorporate provisions of the Sarbanes-Oxley Act of 2002 and proposed New York Stock Exchange (“NYSE”) listing standards, is attached to this Proxy Statement as Appendix A.

Management is responsible for the Company’s internal controls, disclosure controls and financial reporting process. The Company’s independent auditors, KPMG LLP, are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to engage, compensate, retain and oversee the Company’s independent auditors and to assist the Board in its oversight of these processes. The Company’s Independent Auditor’s Policy, as adopted by the Board on November 13, 2002 and amended on March 5, 2003, is designed to comply with the requirements of the Sarbanes-Oxley Act of 2002 and related regulations promulgated by the Securities and Exchange Commission in providing for the rotation of the independent auditor lead partner and audit review partner every five years and in categorizing the audit and non-audit services that may be provided by the independent auditor, with all permissible audit and non-audit services to be pre-approved by the Audit Committee. On March 4, 2003, the Audit Committee approved a procedure for the submission, retention and treatment of concerns regarding accounting, internal accounting controls or auditing matters and the Company has established both general procedures for registering such concerns and a new anonymous, toll free phone number is being established for employee concerns on such matters.

In connection with these responsibilities, the Audit Committee met with management and KPMG LLP to review and discuss the Company’s December 31, 2002 audited consolidated financial statements. It also received reports from the Company’s management and internal auditors on the adequacy of the Company’s internal controls, disclosure controls and internal auditing methods and procedures. The Audit Committee has also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 Communication with Audit Committees. The Audit Committee also received written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 Independence Discussions with Audit Committees and the Audit Committee discussed with KPMG LLP its independence.

Based upon the Audit Committee’s discussions and the review of the materials referred to above with management and KPMG LLP, the Audit Committee recommended to the Board of Directors that the audited condensed consolidated financial statements, excluding the related footnotes, be included in the Company’s Annual Report to Shareholders for the year ended December 31, 2002 and the audited consolidated financial statements, including the related footnotes, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the United States Securities and Exchange Commission (“SEC”).

Nationwide Financial Services, Inc. Audit Committee

James G. Brocksmith, Jr., Chairman

Joseph A. Alutto

Lydia M. Marshall

Gerald D. Prothro

PROPOSALS BY SHAREHOLDERS FOR THE 2004 ANNUAL MEETING

The Company’s Restated Bylaws provide that in order to submit any business to or nominate any person for election to the Board of Directors, a shareholder must give written notice to the Secretary of the Company (containing certain information specified in the Restated Bylaws) not less than 60 days and not more than 90 days prior to the first anniversary date of the Company’s Proxy Statement in connection with the last Annual Meeting of Shareholders. A copy of the Restated Bylaws may be obtained by submitting a request to the Company. Requests should be addressed to John F. Delaloye, Assistant Secretary, One Nationwide Plaza, Columbus, Ohio 43215, or you may call (614) 249-3270 with any questions.

Rule 14a-4 under the Securities Exchange Act of 1934, as amended, allows the Company to use discretionary voting authority to vote on matters coming before an Annual Meeting of Shareholders, if the Company does not have notice of the matter at least 45 days before the anniversary of the date on which the Company first mailed its proxy materials for the prior year’s Annual Meeting of Shareholders or the date specified by an advance notice provision in the Company’s Restated Bylaws. The Company’s Restated Bylaws contain an advance notice provision as described above. For the Company’s Annual Meeting of Shareholders expected to be held on May 5, 2004, shareholders must submit such written notice to the Secretary of the Company not earlier than January 2, 2004 and not later than February 2, 2004.

These requirements are separate and apart from the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in the Company’s Proxy Statement under Rule 14a-8 under the Securities Exchange Act of 1934, as amended. For purposes of the Company’s 2004 Annual Meeting, any shareholder who wishes to submit a proposal for inclusion in the Company’s Proxy Statement must submit such proposal to the Secretary of the Company on or before December 2, 2003.

OTHER MATTERS

The Board knows of no further business other than that described in this Proxy Statement that will be presented for consideration at the Annual Meeting of Shareholders. If, however, other business shall properly come before the meeting, the persons named in the enclosed form of proxy will vote the shares represented by such proxy in accordance with their best judgment.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, including consolidated financial statements, footnotes and financial statement schedules, but excluding exhibits, will be made available without charge to the shareholders. Requests should be addressed to Kevin G. O’Brien, Vice President—Investor Relations, One Nationwide Plaza, Columbus, Ohio 43215, or you may call (614) 677-5331 with any questions.

The Company files Current Reports on Form 8-K, Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K and other reports electronically with the Securities and Exchange Commission (“SEC”) which are available on the SEC website (http://www.sec.gov). The Company also makes available on its website (http://www.nationwidefinancial.com), Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, free of charge.

March 31, 2003

Appendix A

NATIONWIDE FINANCIAL

CHARTER OF THE AUDIT COMMITTEE

The Audit Committee is a committee of the Board of Directors of Nationwide Financial Services, Inc. (“the Company”). The Audit Committee’s purposes are to engage and oversee the Company’s independent auditors and to assist the Board in its oversight of:

(1)	The integrity of the Company’s financial statements;
(2)	The Company’s compliance with legal and regulatory requirements, including requirements of the Securities Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”);
(3)	The qualifications, independence, and services of the independent auditors; and
(4)	The performance of the Company’s internal auditors and independent auditors.

The Audit Committee will also prepare an annual report to the shareholders for inclusion in the Company’s proxy statement in accordance with the rules of the SEC.

The Audit Committee shall meet at least four times per year and more frequently as circumstances require.

Committee Membership

The Committee shall be comprised of at least three Directors, elected by the Board of Directors. Each member of the Committee shall be independent, as determined by the Board in accordance with the requirements of the SEC, the NYSE, and policies of the Company. All Audit Committee members shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements. One or more members of the committee shall have accounting or related financial management expertise. Members of the Audit Committee shall receive no compensation from the Company other than compensation as Directors for their services as members of the Board and its committees.

Committee Authority and Activities

The Audit Committee’s responsibilities fall into five categories of activities as described below:

Authority and Committee Governance Activities:

1.	Provides an open avenue of communication between the internal auditors, the independent auditors, and the Board of Directors.

2.	Reviews annually and, if necessary, updates the charters of the Audit Committee and internal audits, submitting the Audit Committee charter to the Board of Directors for approval and posting the charter on the Company’s website.

3.	Receives reports from management and independent auditors as requested by the Audit Committee or required by law or regulation, including reports required by the Sarbanes-Oxley Act of 2002 and the listing requirements of the NYSE.

4.	Receives and considers the regular reports of management regarding the establishment and quarterly and annual assessments of internal controls and disclosure controls required by Sections 302 and 404 of the Sarbanes-Oxley Act of 2002, including any significant deficiencies in the controls or any fraud involving management or other employees who have a significant role in such controls.

5.	Establishes procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, including a process for the receipt of anonymous, confidential concerns submitted by employees regarding questionable accounting or auditing matters.

6.	Meets separately and periodically with management, internal auditors, and independent auditors.

7.	Conducts an annual performance evaluation of the Audit Committee, consistent with the listing standards of the NYSE.

Engagement and Oversight of Independent Auditors:

8.	Appoints, terminates, compensates, and oversees the work of the Company’s independent auditors, who shall report to the Committee, including resolution of disagreements with management regarding financial reporting.

9.	Reviews and approves the scope and plan of the annual audit by independent auditors.

10.	Establishes and annually reviews the Company policy regarding engagement of independent audit firms, and approves all audit and non-audit services (and related fees) as required by law performed by independent auditors pursuant to the Company policy.

11.	At least annually, obtains and reviews a report by the independent auditor describing the firm’s internal quality control procedures; any material issues raised by the most recent internal quality control review, or peer review of the firm, or by any inquiry board investigation by governmental or professional authorities within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor’s independence) all relationships between the independent auditor and the Company.

12.	Reviews with the independent auditors any audit problems or difficulties and management’s response.

13.	Sets hiring policies for Company employment of current or former independent auditor employees.

14.	Approves the assignment and required rotation of the independent auditor lead engagement and review partners.

Oversight of Financial Reporting Activities:

15.	Discusses the annual audited financial statements and quarterly financial statements with management and the independent auditor, including the Company’s disclosures under “Management Discussion and Analysis of Financial Condition and Results of Operations.”

16.	Discusses earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

17.	Reviews timely with management and the independent auditors:

a.	The audit of the financial statements of the Company and the independent auditors’ reports thereon;
b.	The independent auditors’ report regarding (1) judgments about the quality and appropriateness of the Company’s critical accounting policies and practices as applied in its financial reporting, (2) the auditor’s opinion regarding alternative treatments of financial information within GAAP, the ramifications of each treatment, and the auditors preferred treatment, and (3) material written communications between the auditor and management; and
c.	Any related significant findings and recommendations of the independent auditors together with management’s responses thereto.

Oversight of Internal Audit Function:

18.	Ensures the Company establishes and maintains an effective internal audit function, including review and concurrence in the appointment, replacement, reassignment, or dismissal of the Vice President—Internal Audits.

19.	Considers and reviews with management and the Vice President—Internal Audits:

a.	Significant findings during the year and management’s responses thereto;
b.	The adequacy of the company’s internal controls including computerized information system controls and security;
c.	Any changes required in the planned scope of the internal audit plan and any difficulties encountered in the course of internal audits, including any restrictions on the scope of their work or access to required information; and
d.	The internal audits department budget and staffing.

20.	Reviews with the Vice President—Internal Audits and the independent auditors the coordination of audit effort to review completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

Other Activities:

21.	Engages and compensates independent counsel and other advisers as the Audit Committee determines is necessary to carry out its duties.

22.	Discusses policies with respect to risk assessment and risk management.

23.	Reviews with management the results of the Company’s monitoring of compliance with the conflict of interest policy, waivers of that policy, and required disclosure of such waivers.

24.	Reviews management’s assessment of the adequacy of the Company’s compliance systems and controls.

25.	Reviews management’s assessment of legal and regulatory matters that may have a material impact on the financial statements, related Company compliance policies and programs, and reports received from regulators.

26.	Reviews policies and procedures with respect to officers’ expense accounts and perquisites, including use of corporate assets, and considers the results of any review of this area by internal audits.

27.	Maintains minutes of meetings and reports actions of the Committee to the Board regularly.

The above list represents examples of actions the Audit Committee may take in fulfilling its responsibilities.

The duties and responsibilities of a member of the Audit Committee are in addition to those duties set out for a member of the Board of Directors.

Adopted by the Company’s Audit Committee on March 4, 2003.

A vote FOR proposals 1 and 2 is recommended by the Board of Directors.	Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

1.	Election of Class III Directors

	FOR all nominees (except as marked to the contrary) ☐	WITHHOLD AUTHORITY to vote for all nominees ☐	Nominees: 01. Joseph J. Gasper 02. W.G. Jurgensen 03. Lydia M. Marshall 04. David O. Miller

By checking the box to the right, I consent to future delivery of annual reports, proxy statements, prospectuses and other materials and shareholder communications electronically via the Internet at a webpage which will be disclosed to me. I understand that the Company may no longer distribute printed materials to me for any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company’s transfer agent, Mellon Investor Services LLC, Ridgefield Park, NJ and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility.

☐

To withhold authority to vote for any nominee, strike a line through the nominee’s name.

This proxy will be voted as specified. If a choice is not specified, the proxy will be voted FOR each director listed and FOR ratification of the appointment of KPMG LLP as independent auditors of the Company and in the discretion of the named proxies on any other matters that properly come before the meeting.

			FOR	AGAINST	ABSTAIN

2.	To ratify the appointment of KPMG LLP as the independent auditors of the Company for the year ending December 31, 2003.		☐	☐	☐	The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement, each dated March 31, 2003.

This proxy should be dated and signed by the shareholder exactly as his or her name appears herein and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

é FOLD AND DETACH HERE é

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:00 P.M. Eastern Time the day prior to annual meeting day.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.eproxy.com/nfs		1-800-435-6710

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, printed below, to create and submit an electronic ballot.

	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, printed below, and then follow the directions given.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you are acknowledging receipt of the Notice of Annual Meeting of

Shareholders and Proxy Statement and of the Company’s Annual Report

for 2002, and you do NOT need to mail back your proxy card.

NATIONWIDE FINANCIAL SERVICES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 7, 2003

P R O X Y

The undersigned hereby constitutes and appoints James G. Brocksmith, Jr., Henry S. Holloway and Donald L. McWhorter, each or any of them, proxies of the undersigned, with full power of substitution, to vote all the shares of Nationwide Financial Services, Inc. (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company, to be held at One Nationwide Plaza, Columbus, Ohio, on May 7, 2003, at 1:30 P.M., Eastern Time, and at any adjournments thereof, as follows:

(Continued, and to be marked, dated and signed on the reverse side)

SEE REVERSE

SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

é FOLD AND DETACH HERE é

ANNUAL MEETING OF SHAREHOLDERS

OF

NATIONWIDE FINANCIAL SERVICES, INC.

May 7, 2003

1:30 P.M. Eastern Time

One Nationwide Plaza

Columbus, Ohio 43215

AGENDA

•	ELECTION OF CLASS III DIRECTORS

•	RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2003

•	CONDUCT ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING